UNITED STATES

SECURITIES AND EXHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

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M.D.C. Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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M.D.C. HOLDINGS, INC.

4350 South Monaco Street, Suite 500

Denver, Colorado 80237

March 5, 2018

Dear Fellow Shareholders,

On behalf of the Board of Directors we would like to express our appreciation for your continued investment in the Company.

In 2017, the Company marked over four-decades of operations during which it has become one of the leading homebuilding companies in the nation. It has grown from a net worth of $50,000 in 1972 to over $1.4 billion at 2017 fiscal year end and provided quality homes to over 195,000 families – all while enduring countless housing cycles over the years. The Company maintained its risk-adjusted strategy and experienced another strong year, delivering 5,541 homes to buyers and positioning the Company for future growth. The Company also experienced another year of strong financial and operational performance: one-year total shareholder return (“TSR”) climbed to 39% and pre-tax income increased 51% year-over-year. We are proud of our accomplishments.

We are primed for continued growth. During the year, we approved almost 10,400 lots for purchase, which was more than double the amount in 2016. At year-end, we had a controlled lot supply increase of 32% year-over-year to our highest level since the third quarter of 2007.

We recognized that our accelerated lot supply requires additional capital. Although our balance sheet was capable of absorbing the short-term leverage of additional land purchases, we initiated measures to maintain our long-term strong financial position. During the year, we successfully marketed $150 million in long-term senior notes that are not due until January 2043. As a result, we extended our average senior note maturity to almost fifteen years, taking advantage of current interest rates, which we believe inevitably will rise. In addition, we expanded the capacity under our unsecured line of credit from $550 million to $700 million and extended its maturity to December 2022. These measures, combined with the cash flow generated from our operations, increased liquidity to nearly $1.25 billion by the end of year, an increase of almost 40%.

For nearly twenty-five years, we have continuously distributed dividends, providing a steady source of risk-adjusted returns to our shareholders. Given our current positive outlook and balanced financial position, we have further enhanced our industry-leading dividend. In the 2017 fourth quarter, the Company declared an 8% stock dividend and at the beginning of the 2018 first quarter, the Company declared a 20% increase in the cash dividend. On an annualized basis, our current cash dividend equates to $1.20 per share. We have confidence in our prospects and a continuing commitment to our shareholders.

Our Board is highly engaged and active. We strive to provide effective independent oversight through each phase of the Company’s operations. The Board of Directors and Audit Committee each convene a meeting on a monthly basis to monitor your investment, review the financial and operational performance of the Company and engage closely with our senior management in implementing their strategy for long-term risk-adjusted growth and ultimately, increased shareholder value. We also continue to focus on diversity, refreshment and director engagement in pursuit of the skills necessary to execute our strategy for long-term risk-adjusted growth and increased shareholder value. In 2017, Ms. Courtney L. Mizel joined the Board. She brings to the Board her expertise relating to business management and strategy, including operations, business development, marketing and legal matters. Her professional and business achievements, intellect and diverse experience will contribute to the business, governance and legal perspectives of the Board.

Shareholder communications continued to be a top priority in 2017. Our Company values shareholder dialogue and is committed to an ongoing, open and robust shareholder engagement program. Our Lead Director, CEO and CFO engage in extensive outreach to our major institutional investors. We contacted shareholders representing 50% of shares outstanding and met with shareholders representing 35%. We have heard our investors’ perspectives on important issues, including financial performance, strategy, executive compensation, Board composition and diversity, governance and other matters. The feedback we have received through our shareholder engagement has been shared with the full Board.

We appreciate the opportunity to engage with our shareholders and look forward to future meetings in the years to come.

On behalf of the full Board of Directors, we strongly encourage you to vote your shares – your vote and support is a valuable element to our passion to serve.

Sincerely, Larry A. Mizel Chairman of the Board of Directors M.D.C. Holdings, Inc.

M.D.C. HOLDINGS, INC.

4350 South Monaco Street, Suite 500

Denver, Colorado 80237

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

The 2018 Annual Meeting of Shareholders (the "Meeting") of M.D.C. Holdings, Inc. (the "Company") will be held at 4350 South Monaco Street, 6th Floor, Assembly Room, Denver, Colorado, on Monday, April 30, 2018, at 8:00 a.m., Mountain Time. Only shareholders of record at the close of business on March 2, 2018, the record date, will be entitled to vote. At the Meeting, we plan to consider and act upon the following matters:

1.	the election of Raymond T. Baker, David E. Blackford and Courtney L. Mizel as Class III Directors for three-year terms expiring in 2021;
2.	a non-binding advisory vote to approve the compensation of our named executive officers disclosed in this proxy statement (Say on Pay); and
3.	ratification of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for the 2018 fiscal year.

And such other business as properly may come before the Meeting and any postponements or adjournments thereof.

Our Board of Directors recommends that you vote FOR all Proposals.

Management and the Board of Directors desire to have maximum representation at the Meeting and request that you vote promptly, even if you plan to attend the meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

Joseph H. Fretz

Secretary

Denver, Colorado

March 5, 2018

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to Be Held on April 30, 2018:

The Proxy Statement and the Annual Report on Form 10-K are available at:

www.rdgir.com/mdc-holdings-inc

Important Voting Information

Under New York Stock Exchange rules, unless you provide specific instructions, your broker is not permitted to vote on your behalf on the election of Directors or on proposals other than ratification of the selection of the Company’s auditors. It is important that you provide specific instructions by completing and returning the broker’s Voting Instruction Form or following the instructions provided to you to vote your shares by telephone or the Internet.

i

M.D.C. HOLDINGS, INC.

4350 South Monaco Street, Suite 500

Denver, Colorado 80237

___________

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

April 30, 2018

___________

GENERAL INFORMATION

Why am I receiving these materials?

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board of Directors" or the "Board") of M.D.C. Holdings, Inc. (the "Company") to be used at the Annual Meeting of Shareholders of the Company (the "Meeting") to be held at our principal executive offices, 4350 South Monaco Street, 6th Floor, Assembly Room, Denver, Colorado 80237, on Monday, April 30, 2018, at 8:00 a.m., Mountain Time, and any postponements or adjournments thereof. The record date for determining shareholders entitled to vote at the Meeting is March 2, 2018 (the “Record Date”). The Meeting is being held for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Our shareholders are invited to attend the Meeting and are encouraged to vote on the matters described in this Proxy Statement.

What proxy materials are being delivered?

We are utilizing the rules of the Securities and Exchange Commission ("SEC") that allow us to deliver proxy materials to our shareholders on the Internet. Under these rules, we are sending most of our shareholders a Notice of Internet Availability of Proxy Materials (the "Notice") instead of a full set of proxy materials. If you receive the Notice, you will not receive printed copies of the proxy materials unless you specifically request them. Instead, the Notice tells you how to access and review on the Internet all of the important information contained in the proxy materials. The Notice also tells you how to vote your proxy card on the Internet and how to request a printed copy of our proxy materials. We expect to mail, or provide the Notice and electronic delivery of, this Proxy Statement, the proxy card and the Notice of Annual Meeting (the "Proxy Materials") on or about March 6, 2018.

The Company's 2017 Annual Report on Form 10-K, which includes the Company's 2017 audited financial statements, will accompany these Proxy Materials. Except to the extent expressly referenced in this Proxy Statement, the Annual Report is not incorporated into this Proxy Statement.

Who is paying for this proxy solicitation?

The Company will pay the cost of solicitation. The Company also will reimburse bankers, brokers and others holding shares in their names or in the names of nominees or otherwise for reasonable out-of-pocket expenses incurred in sending the Proxy Materials to the beneficial owners of such shares. In addition to the original solicitation of proxies, solicitations may be made in person, by telephone or by other means of communication by Directors, officers and employees of the Company, who will not be paid any additional compensation for these activities.

We have retained the services of Alliance Advisors, LLC to solicit proxies. We will pay all reasonable costs associated with such firm, which we anticipate will cost approximately $13,000 plus costs and expenses.

Who is entitled to vote at or attend the Annual Meeting?

Holders of shares of the Company's common stock, $.01 par value, at the close of business on the Record Date are entitled to notice of, and to vote at, the Meeting. All shareholders of record and beneficial owners wishing to attend the Meeting must bring with them a government issued picture identification of themselves and check in at the registration desk at the Meeting. Beneficial owners must also bring proof of ownership as described below. Attendees must comply with the rules of conduct available at the registration desk. A list of shareholders of record entitled to vote at the Meeting will be available for examination by any shareholder at the Meeting and for ten days prior to the Meeting at our principal executive offices.

Shareholders will have sufficient time immediately following the Meeting to ask questions of and have a dialogue with the Company’s Chairman and CEO, President and COO, CFO and each of the members of the Board of Directors in attendance.

Shareholders of Record. If, on the Record Date, your shares were registered directly in your name with the Company's transfer agent, Continental Stock Transfer & Trust Company, then you are a shareholder of record. As a shareholder of record, you may vote in person at the Meeting or vote by proxy.

Beneficial Owners. If, on the Record Date, your shares were not held in your name, but rather were held in an account at a brokerage firm, bank or other nominee (commonly referred to as being held in "street name"), or through our 401(k) savings plan, you are the beneficial owner of those shares. The organization holding your account is considered to be the shareholder of record for purposes of voting at the Meeting. As a beneficial owner, you have the right to direct your broker or other nominee regarding how to vote the shares held in your account. You are also invited to attend the Meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the Meeting unless you obtain a valid legal proxy from your broker or other nominee and bring the legal proxy to the Meeting. (Legal proxies are not available for shares held through our 401(k) savings plan; you must vote those shares as provided below.) If you want to attend the Meeting, but not vote at the Meeting, you must provide proof of beneficial ownership as of the Record Date, such as your most recent account statement prior to the Record Date.

How do I vote my shares?

By Telephone or the Internet. Shareholders can vote their shares via telephone or the Internet as instructed in the Notice of Internet Availability of Proxy Materials. The telephone and Internet procedures are designed to authenticate a shareholder's identity, allow shareholders to vote their shares and confirm that their instructions have been properly recorded. The telephone and Internet voting facilities will close at 11:59 p.m., Eastern Time, on April 29, 2018. (Participants in our 401(k) savings plan have an earlier deadline – see below.)

By Mail. Shareholders who receive a paper proxy card may vote by mail and should complete, sign and date their proxy card and mail it in the pre-addressed envelope that accompanied the delivery of the paper proxy card. Proxy cards submitted by mail must be received by the time of the Meeting in order for your shares to be voted. Beneficial shareholders (shares held in street name) may vote by mail by requesting a paper proxy card according to the instructions received from their broker or other agent, and then completing, signing and dating the voting instruction card provided by the broker or other agent and mailing it in the pre-addressed envelope provided.

401(k) Savings Plan. If your shares are held through our 401(k) savings plan, you will receive the Notice of Internet Availability of Proxy Materials, or copies of the Proxy Materials, and you are entitled to instruct the plan trustee how to vote the shares allocated to your account following the instructions described above. You must provide your instructions no later than 11:59 p.m., Eastern Time, on April 25, 2018.

At the Meeting.   Shares held in your name as the shareholder of record may be voted by you in person at the Meeting. Shares held beneficially in street name may be voted by you in person at the Meeting only if you obtain a legal proxy from the broker or other agent that holds your shares, giving you the right to vote the shares, and you bring the legal proxy to the Meeting.

What if I receive more than one Notice of Internet Availability of Proxy Materials?

If you receive more than one Notice, you hold shares in more than one name or shares in different accounts. To ensure that all of your shares are voted, you will need to vote separately by telephone or the Internet using the specific control number contained in each Notice that you receive.

Can I change my vote or revoke my proxy?

You can change your vote or revoke your proxy before the Meeting. You can do this by casting a later proxy through any of the available methods described above. If you are a shareholder of record, you can also revoke your proxy by delivering written notice of revocation to the Secretary of the Company, by presenting to the Company a later-dated proxy card executed by the person executing the prior proxy card or by attending the Meeting and voting in person. If you are a beneficial owner, you can revoke your proxy by following the instructions sent to you by your broker, bank or other agent.

How are votes counted?

Shares of common stock represented by properly executed proxy cards, or voted by proxy, by telephone or the Internet, and received in time for the Meeting will be voted in accordance with the instructions specified in the proxies. Unless contrary instructions are indicated in a proxy, the shares of common stock represented by such proxy will be voted FOR the election as Directors of the nominees named in this Proxy Statement and FOR all of the other proposals. If you grant a proxy (other than for shares held in our 401(k) savings plan), either of the officers named as proxy holders, Michael Touff and Joseph H. Fretz, or their nominees or substitutes, will have the discretion to vote your shares on any additional matters that are properly presented for a vote at the Meeting or at any adjournment or postponement that may take place. If, for any unforeseen reason, any of our nominees is not available as a candidate for Director, the persons named as the proxy holder may vote your proxy for another candidate or other candidates nominated by our Board.

The trustee of the 401(k) savings plan will vote the number of shares of common stock allocated to each participant’s accounts as directed by the participant if the direction is received in time to be processed. The trustee will vote any shares with respect to which it does not receive timely directions so that the proportion of the shares voted in any particular manner on any matter is the same as the proportion of the shares with respect to which the trustee has received timely directions, unless contrary to ERISA.

The inspector of elections designated by the Company will use procedures consistent with Delaware law concerning the voting of shares, the determination of the presence of a quorum and the determination of the outcome of each matter submitted for a vote.

What are the voting entitlements and requirements?

Each share of common stock issued and outstanding on the Record Date, other than shares held by the Company or a subsidiary, is entitled to one vote on each matter presented at the Meeting. As of the Record Date, approximately 56,218,134 shares of common stock were issued, outstanding and entitled to vote.

The Company's By-Laws provide that the holders of one-third of the shares of common stock issued and outstanding and entitled to vote, present in person or represented by proxy, constitute a quorum for transacting business at the Meeting. Shareholders who are present in person or represented by proxy, whether they vote for, against or abstain from voting on any matter, will be counted for purposes of determining whether a quorum exists. Broker non-votes, described below, also will be counted as present for purposes of determining whether a quorum exists.

The affirmative vote of the holders of a plurality of the shares of common stock present in person or represented by proxy and entitled to vote at the Meeting will be required for the election of a nominee to the Board of Directors (which means that the three nominees who receive the most votes will be elected).

The affirmative vote of the holders of a majority of the shares of Common Stock represented and entitled to vote at the Meeting is necessary to (1) approve, on an advisory basis, the executive compensation practices disclosed in this proxy statement and (2) ratify the appointment of the Company’s auditor. Because your vote on executive compensation is advisory, it will not be binding upon the Company.

Rules of the New York Stock Exchange (“NYSE”) determine whether NYSE member organizations ("brokers") holding shares for an owner in street name may vote on a proposal without specific voting instructions from the owner. For certain types of proposals, the NYSE has ruled that the “broker may vote” without specific instructions and on other types of proposals the “broker may not vote” without specific client instructions. A "broker non-vote" occurs when a proxy is received from a broker and the broker has not voted with respect to a particular proposal. The proposal to ratify the selection of the auditor is a “broker may vote” matter under the rules of the NYSE. As a result, brokers holding shares for an owner in street name may vote on the proposal even if no voting instructions are provided by the beneficial owner. The other proposals are “broker may not vote” matters. As a result, brokers holding shares for an owner in street name may vote on these proposals only if voting instructions are provided by the beneficial owner.

The following table reflects the vote required for the proposals and the effect of broker non-votes, withhold votes and abstentions on the vote, assuming a quorum is present at the Meeting:

Effect of Broker Non-Votes,
Proposal	Vote Required	Withhold Votes and Abstentions
1. Election of Directors	The three nominees who receive the most votes will be elected.	Broker non-votes and withhold votes have no effect.
2. Advisory vote to approve executive compensation (Say on Pay)	Affirmative vote of the holders of a majority of the shares of common stock represented and entitled to vote at the Meeting.	Broker non-votes have no effect; abstentions have the same effect as a vote against the proposal.
3. Selection of Auditor	Affirmative vote of the holders of a majority of the shares of common stock represented and entitled to vote at the Meeting.	Broker non-votes have no effect; abstentions have the same effect as a vote against the proposal.

Management and the Board of Directors of the Company know of no other matters to be brought before the Meeting. If any other proposals are properly presented to the shareholders at the Meeting, the number of votes required for approval will depend on the nature of the proposal. Generally, under Delaware law and our By-Laws, the number of votes required to approve a proposal is the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Meeting. The proxy card gives discretionary authority to the proxy holders to vote on any matter not included in this Proxy Statement that is properly presented to the shareholders at the Meeting and any adjournments or postponements thereof. The persons named as proxies on the proxy card are Michael Touff, the Company's Senior Vice President and General Counsel, and Joseph H. Fretz, the Company’s Secretary and Corporate Counsel.

DELIVERY OF PROXY MATERIALS TO SHAREHOLDERS WITH SHARED ADDRESSES

The broker, bank or other nominee of any shareholder who is a beneficial owner, but not the record holder, of the Company's common stock may deliver only one copy of the proxy related materials to multiple shareholders sharing an address (a practice called "householding"), unless the broker, bank or nominee has received contrary instructions from one or more of the shareholders.

In addition, with respect to shareholders of record, in some cases, only one copy of the proxy related materials may be delivered to multiple shareholders sharing an address, unless the Company has received contrary instructions from one or more of the shareholders. Upon written or oral request, the Company will deliver free of charge a separate copy of each of the proxy related materials, as applicable, to a shareholder at a shared address to which a single copy was delivered. You can notify your broker, bank or other nominee (if you are not the record holder) or the Company (if you are the record holder) that you wish to receive a separate copy of such materials in the future, or alternatively, that you wish to receive a single copy of the materials instead of multiple copies. The Company's contact information for these purposes is: M.D.C. Holdings, Inc., telephone number: (303) 773-1100, Attn: Corporate Secretary, 4350 South Monaco Street, Suite 500, Denver, CO 80237.

ANNUAL REPORT ON FORM 10-K

The Company will provide without charge to each person solicited by this Proxy Statement, upon the request of that person, a copy of our Annual Report on Form 10-K (without exhibits) for our most recent fiscal year. Please direct that request in writing to Investor Relations, M.D.C. Holdings, Inc., 4350 S. Monaco Street, Denver, Colorado 80237.

PROPOSAL ONE	ELECTION OF DIRECTORS

The Company's Certificate of Incorporation provides for three classes of directors (“Directors”) with staggered terms of office, to be divided as equally as possible. Directors of each class serve for terms of three years until election and qualification of their successors or until their resignation, death, disqualification or removal from office.

Our Board has nine members, consisting of three Class I Directors whose terms expire in 2019, three Class II Directors whose terms expire in 2020 and three Class III Directors whose terms expire in 2018. At the Meeting, three Class III Directors are to be elected to three-year terms expiring in 2021. The nominees for the Class III Directors are Raymond T. Baker, David E. Blackford and Courtney L. Mizel. All of the nominees presently serve on the Board of Directors of the Company. Ms. Mizel was appointed to the Board in June 2017 following her application and the recommendation of the Corporate Governance/Nominating Committee. Based on the recommendation of the Corporate Governance/Nominating Committee, the Board approved the nomination of Messrs. Baker and Blackford and Ms. Mizel for election as Class III Directors at the 2018 Annual Meeting.

Certain information, as of March 2, 2018, the Record Date, with respect to Messrs. Baker and Blackford and Ms. Mizel, the nominees for election, and the continuing Directors of the Company, furnished in part by each such person, appears below:

Name	Age	Independent	Positions and Offices with the Company and Other Principal Occupations	Committee Memberships
NOMINEES:				Audit	Compensation	Corporate Governance / Nominating	Legal
Class III: Terms Expire in 2018
Raymond T. Baker	67	✓	President of Gold Crown Management Company and Co-Director of the Gold Crown Foundation		C
David E. Blackford	68	✓	President, Chief Executive Officer and Chairman of the Board of California Bank & Trust			M	M
Courtney L. Mizel	44		Principal, Mizel Consulting

CONTINUING DIRECTORS:

Class I: Terms Expire in 2019
Michael A. Berman	67	✓	Chairman, Applied Capital Management	M
Herbert T. Buchwald	86	✓	Principal in the law firm of Herbert T. Buchwald, P.A. and President and Chairman of the Board of Directors of BPR Management Corporation	M	M	M	C
Larry A. Mizel	75		Chairman of the Board of Directors and Chief Executive Officer of the Company

Class II: Terms Expire in 2020
David D. Mandarich	70		President and Chief Operating Officer of the Company
Paris G. Reece III	63	✓	Private Investor and Community Volunteer	C
David Siegel	61	✓	Partner, Irell & Manella LLP			C	M

C = Chair; M = Member

The following is a brief description of the business experience during at least the past five years of each nominee for the Board of Directors of the Company and each of the continuing members of the Board. Their experience, qualifications, attributes or skills, set forth below, have led to the conclusion that each person should serve as a Director, in light of the Company’s business and structure.

None of the business organizations identified below (excluding HomeAmerican Mortgage Corporation) are affiliates of the Company. None of the continuing Directors or Director nominees holds, or has held during the past five years, any directorship in any company with a class of securities registered pursuant to Section 12 of the Exchange Act, subject to the requirements of Section 15(d) of the Exchange Act or registered as an investment company under the Investment Company Act of 1940.

Class III Directors: Terms Expire in 2018

●	Raymond T. Baker Director Since: 2012 Committee Memberships: Compensation Committee Chairman

Raymond T. Baker has served as President of Gold Crown Management Company, a real estate asset management company, from 1978 to present. He is the founder and has served as Co-Director of the Gold Crown Foundation since 1986. He also is a member of the Board of Directors of Alpine Banks of Colorado and Land Title Guarantee Company. Mr. Baker is currently serving as Chairman of the Board of the Denver Metropolitan Major League Baseball Stadium District and Chairman of the Board of the Metropolitan Football Stadium District (Denver). From February 2004 until May 2007, he served as a director of Central Parking Corporation. He has over thirty-five years of experience in the real estate and banking industries. Mr. Baker became a member of the Company's Board of Directors in January 2012.  His experience and knowledge of the real estate and banking industries directly complement and support the Company’s real estate activities and the financing of those activities.

David E. Blackford Director Since: 2001 Committee Memberships:

David E. Blackford has over thirty-five years’ experience in the banking industry. He is employed by California Bank & Trust (CB&T), a leading California banking institution and a division of ZB, N.A. Between 1998 and 2001, he was CB&T’s managing director, serving on the board of directors and the Senior Loan Committee for Real Estate Finance. In May 2001 he was appointed chairman, president and chief executive officer of CB&T, positions he currently holds. He also is an executive vice president of Zions Bancorporation, the parent company of ZB, N.A. Prior to 1998, he served as an executive officer in several financial institutions, including Bank One and Valley National Bank. He joined the Company's Board of Directors in April 2001. His experience and knowledge of historic and current institutional real estate lending practices, the regulatory process and the volatility of the credit markets provide a unique perspective to the Board.

●	Corporate Governance/Nominating Committee
●	Legal Committee

Courtney L. Mizel Director Since: 2017

Courtney L. Mizel is a Principal at Mizel Consulting where she has worked for over twenty years. In this role, Ms. Mizel consults with companies in various industries on matters relating to their business management and strategy, including operations, business development, marketing, as well as legal matters. She is also a Founding Director of The Counterterrorism Education Learning Lab, an organization dedicated to preventing terrorism through education, empowerment, and engagement. She is involved in a number of other non-profit activities, including serving on the Boards of Directors of Zimmer Children’s Museum, Sharsheret National, and JQ International. Ms. Mizel received her Bachelor of Science in Economics with honors from The Wharton School of the University of Pennsylvania and her Juris Doctor from the University of Southern California Gould School of Law. She is the daughter of the Company’s Chairman of the Board and Chief Executive Officer, Larry A. Mizel. Ms. Mizel’s professional and business achievements, intellect and diverse experiences will contribute to the business, governance and legal perspectives of the Board.

Class I Directors: Terms Expire in 2019

Larry A. Mizel Chairman & CEO Director Since: 1972

Larry A. Mizel founded the Company in 1972 and has served as a Director and Chairman of the Board since its inception. He was appointed Chief Executive Officer of the Company in 1988, a position he currently holds. Mr. Mizel has provided the Company with leadership and judgment, serving as the Chief Executive Officer and Chairman of the Board of Directors, while advancing the long-term interests of the Company's shareholders. One of the most experienced leaders in the homebuilding industry, his knowledge and foresight provide the Board with invaluable guidance.

Herbert T. Buchwald Lead Director Director Since: 1994 Committee Memberships:

Herbert T. Buchwald is a principal in the law firm of Herbert T. Buchwald, P.A. and president and chairman of the board of directors of BPR Management Corporation, a property management company located in Denver, Colorado, positions he has held for more than the past five years. Mr. Buchwald has been engaged in the acquisition, development and management of residential and commercial real estate in Florida, New Jersey and Colorado, through both publicly and privately held ventures for more than forty years. As an attorney, he has been admitted to practice before federal and state trial and appellate courts in Florida and Colorado. In addition, he holds an accounting degree and formerly was a practicing Certified Public Accountant. He has been a member of the Company's Board of Directors since March 1994. The combination of his knowledge, experience and skills provide the Company with strong oversight of accounting, financial, regulatory and legal matters, as well as the operation of the Company's real estate businesses.

●	Legal Committee Chairman
●	Audit Committee
●	Compensation Committee
●	Corporate Governance/Nominating Committee

Michael A. Berman Director Since: 2006 Committee Memberships:

Michael A. Berman has over thirty-five years’ experience in the financial services industry. He is a member of Applied Capital Management, a private investment management firm located in Scottsdale, Arizona, and has served as its chairman from 2002 to date. From 2005 to 2006, he also served as the chief executive officer of First Ascent Capital, a financial services firm located in New York. From July 2006 until December 2008, he served as president and Chief Executive Officer of Real Estate Equity Exchange, Inc. (Rex & Co.), a financial services firm located in San Francisco, California. From January 1990 to March 1999, Mr. Berman was employed by The Nomura Securities Co., Ltd. (Tokyo) group of companies, where he held several senior executive positions, including that of President and CEO of Nomura Holding America Inc. and Chairman of Capital America, Nomura's commercial real estate lending subsidiary. In April 2006, Mr. Berman became a Director of the Company. Since 2006, he has been a director of HomeAmerican Mortgage Corporation, the Company’s mortgage lending subsidiary. Mr. Berman’s experience as a senior executive in corporate finance, in general, and the residential mortgage market, in particular, provide the Company with a valuable resource.

●	Audit Committee

Class II Directors: Terms Expire in 2020

David D. Mandarich Director Since: 1994

David D. Mandarich has been associated with the Company since 1977. He was elected President and Chief Operating Officer of the Company in June 1999, a position he currently holds. He previously had been elected Chief Operating Officer in March 1996, Co-Chief Operating Officer in September 1994 and Executive Vice President-Real Estate in April 1993. He was a Director from September 1980 until April 1989, and has been a Director continuously since March 1994. A skilled and experienced leader in the homebuilding industry, Mr. Mandarich provides the Board with the benefit of his judgment and his knowledge and understanding of the Company's homebuilding business and operations.

Paris G. Reece III Director Since: 2013 Committee Memberships:

Paris G. Reece III was formerly the Company’s Chief Financial Officer and Principal Accounting Officer, and retired on August 1, 2008. Since his retirement, Mr. Reece has performed consulting work and served in a volunteer position as the President of the Cancer League of Colorado, a leading non-profit organization that was established almost fifty years ago to raise money for cancer research and patient care. He joined the Company's Board of Directors in May 2013. As a Certified Public Accountant (Texas, non-practicing), a former Chief Financial Officer and a highly respected person within the homebuilding industry, Mr. Reece is uniquely qualified to provide the Company with strong oversight of accounting and financial matters, as well as the operation of the Company's homebuilding and financial services businesses.

●	Audit Committee Chairman

David Siegel Director Since: 2009 Committee Memberships:

David Siegel has been a partner in the law firm of Irell & Manella LLP for more than twenty-five years, where he leads that firm's securities litigation practice and formerly was the firm's Managing Partner.  Mr. Siegel's law practice, for which he is nationally recognized, is concentrated on securities class actions, corporate governance, risk management, SEC reporting standards and regulatory compliance.  Mr. Siegel has chaired and is a frequent speaker at various seminars on securities litigation, class actions, and trial techniques.  He has been named by his peers as one of the "Best Lawyers in Commercial Litigation" in The Best Lawyers in America guide. Mr. Siegel has been a member of the Company's Board of Directors since June 2009. Mr. Siegel's knowledge and experience in corporate governance and litigation matters provide the Company with significant guidance and oversight.

●	Corporate Governance/Nominating Committee Chairman
●	Legal Committee

Unless otherwise specified, proxies will be voted FOR the election of Messrs. Baker and Blackford and Ms. Mizel. Management and the Board of Directors are not aware of any reasons that would cause any of Messrs. Baker and Blackford and Ms. Mizel to be unavailable to serve as Directors. If any of them become unavailable for election, discretionary authority may be exercised by the proxy holders named in the proxy to vote for a substitute candidate or candidates nominated by the Board of Directors.

The Board of Directors recommends a vote FOR the election of Messrs. Baker and Blackford and Ms. Mizel as Directors.

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors

During 2017, the Board of Directors held twelve meetings. The Directors also considered Company matters and participated in numerous communications with the Chairman of the Board of Directors and other officials of the Company wholly apart from the formal Board meetings.

The following table shows the frequency of the Board and Board committee meetings over the last three years:

	2017	2016	2015
Board of Directors	12	12	12
Audit Committee	11	11	11
Compensation Committee	8	7	9
Corporate Governance/Nominating Committee	8	5	5
Legal Committee	8	10	10

In 2017 – all of the Company's Directors attended 100% of the monthly meetings of the Board of Directors and the meetings of the committees on which they served.

Directors are expected to attend the Company's annual meeting of shareholders. To facilitate their attendance, the annual meetings typically are scheduled the same day as a monthly Board meeting. In 2017, all of the Directors attended the Annual Meeting.

Board Composition.

The Company’s Board is composed of Directors who provide diverse experience and talent to our Company. One third of our Directors have Board tenure of six years or less. New Directors bring a fresh perspective to our Board’s deliberations. Recognizing their importance, three of our newest Directors have been selected to serve as Chairmen of the Audit, Compensation and Corporate Governance/Nominating Committees. The remaining Directors continue to provide their knowledge, experience and understanding of the Company’s approach to balancing risk and reward inherent in the homebuilding industry, which is fundamental to achieving long-term shareholder value. The professional qualifications of the Directors include a diverse range of talents and experiences well suited to guiding the Company in our challenging industry.

Our Board is Uniquely Qualified to Oversee Company Strategy
✓	Real Estate	✓	Finance
✓	Homebuilding	✓	Accounting
✓	Senior Leadership	✓	Legal
✓	Risk Management	✓	Regulatory
✓	Banking	✓	Business Management

Director Independence.

Each of Messrs. Raymond T. Baker, Michael A. Berman, David E. Blackford, Herbert T. Buchwald, Paris G. Reece III and David Siegel are independent. NYSE listing standards require that the Board be comprised of a majority of independent directors. SEC rules and NYSE listing standards require that audit committees be comprised solely of independent directors. NYSE listing standards also require that corporate governance/nominating committees and compensation committees be comprised solely of independent directors.

Under the NYSE listing standards, no director qualifies as "independent" unless the Board of Directors affirmatively determines that the director has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. The NYSE listing standards also require that, in determining the independence of any director who will serve on the Company’s Compensation Committee, the Board of Directors consider all factors specifically relevant to determining whether the director has a relationship with the Company that is material to that director’s ability to be independent from management in connection with the duties of a Compensation Committee member, including the source of compensation of such director and whether the director is affiliated with the Company (or a subsidiary or affiliate of a subsidiary).

The Board has adopted standards of independence to assist in determining whether a director of the Company is independent. The standards are available on the investor relations section of the Company's website, www.mdcholdings.com.

The Company's Board of Directors has determined the independence of Directors based on a review conducted by the Corporate Governance/Nominating Committee. This determination included consideration of the deposit and payroll accounts the Company maintained at two banking divisions of ZB, N.A., a subsidiary of Zions Bancorporation (“Zions”), of which Mr. Blackford is an officer. The Board also considered the participation by a ZB, N.A. banking division as the smallest lender in the Company’s revolving credit facility, in which there are several lenders. Mr. Blackford had no direct or indirect material interest in the foregoing transactions and the Board concluded that the amounts involved (less than 0.02% of Zion’s revenues) were not significant.

With respect to the determination of Mr. Reece’s independence, the Board considered that, until his retirement on August 1, 2008, he was the Executive Vice President and Chief Financial Officer of the Company. Mr. Reece is serving in a volunteer position as president of a non-profit organization (Cancer League of Colorado), which has received charitable contributions from the MDC/Richmond American Homes Foundation and some Company officers and directors totaling less than $50,000 in 2017. He also serves in a volunteer position as a director of another non-profit organization (Families First of Colorado), which has received charitable contributions from the Foundation and some Company officers totaling less than $20,000 in 2017. The Board concluded that the amounts involved were not significant.

With respect to the independence of Mr. Buchwald, the Board considered the Lead Director’s retirement benefit (described below under 2017 Director Compensation) and concluded that it did not result in Mr. Buchwald having a material relationship with the Company.

The Board determined that each of Messrs. Raymond T. Baker, Michael A. Berman, David E. Blackford, Herbert T. Buchwald, Paris G. Reece III and David Siegel have no material relationship with the Company, each is independent under the NYSE listing standards and each meets the foregoing standards of Director independence adopted by the Board, including for Audit and Compensation Committee membership. The Board determined that each of the foregoing Directors meets the independence standards for Audit Committee membership under the rules of the SEC and they each qualify as a “non-employee director” as defined in Rule 16b-3 of the Exchange Act. The Board also determined that each of Messrs. Baker, Berman, Blackford, Buchwald and Siegel, but not Mr. Reece, qualify as an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Board Leadership and Risk Oversight.

Larry A. Mizel serves as Chairman of the Board of Directors and the Chief Executive Officer of the Company. Mr. Mizel, who founded our Company, has served for forty-five years and is the largest shareholder of the Company. He provides effective leadership and guidance in the development of the Company's risk profile, pursuit of its strategic goals and recognition of business opportunities that present themselves.

Herbert T. Buchwald serves as the Company's independent Lead Director. The independent Lead Director presides at the executive sessions of the independent Directors and his authority also includes approving the schedule of Board and Committee meetings and the agendas and topics to be considered at the Board and Committee meetings, coordinating the activities of the various Committees of the Board, advising the Chairman as to the quality, quantity and timeliness of the flow of information from management, and coordinating and developing the agenda for executive sessions of the Board's independent Directors. See “Lead Director” below.

The Board of Directors convenes on a monthly basis and is comprised of a majority of independent Directors. This independent majority and our regular governance practices, including periodic executive sessions of the independent Directors at which the Lead Director presides, provide an effective and independent oversight of management.

Our Board of Directors oversees the Company’s management and exposure to risk. The Board, itself and through its Committees, regularly discusses our material risk exposure, the potential impact on the Company and the efforts of management to manage the risks that are identified. In meetings with Company management, the head of the internal audit department and the external independent auditors, the Audit Committee reviews regulatory, financial and accounting risk exposure, reserves and the Company’s internal controls. The Corporate Governance/Nominating Committee, with the guidance of corporate and outside counsel, considers the risks associated with corporate governance. The Compensation Committee considers risks associated with the elements contained in the Company’s compensation programs. The Legal Committee considers the risks that arise from material litigation, regulatory issues and other legal issues. Each of our Committees generally report to the Board on a monthly basis.

For the foregoing reasons, the Company has determined that its leadership structure is appropriate.

Lead Director.

By vote of the independent directors, Herbert T. Buchwald, an independent member of the Board, was elected Lead Director. In his capacity as our Lead Director, Mr. Buchwald has the following responsibilities:

✓	Presides at Board meetings if the Chairman and the Chief Operating Officer are not present;
✓	Approves the schedule of Board and committee meetings and the agendas and topics to be considered at Board and committee meetings;
✓	Approves information being sent to the Board;
✓	Coordinates activities of the various Board committees;
✓	Advises the Chairman as to the quality, quantity and timeliness of the flow of information necessary to permit the independent Directors to effectively and responsibly perform their duties;
✓	Coordinates the agenda for and presides at executive sessions of the independent Directors;
✓	Acts as a liaison between the independent Directors and the Chairman of the Board as needed;
✓	Is available for communication and engagement with major shareholders, and engaged with institutional shareholders in 2017;
✓	Facilitates the process of conducting Committee and Board self-evaluations;
✓	Promotes effective practices to achieve a high standard of corporate governance; and
✓	Provides guidance to the committee chairmen and independent Directors in the performance of their duties.

A description of the role of the Lead Director is posted on the investor relations section of the Company's website, www.mdcholdings.com.

Board Committees and Related Matters

Audit Committee.

The Audit Committee of the Board of Directors, which has been established in accordance with Section 3(a)(58)(A) of the Exchange Act, consists of Messrs. Berman, Buchwald and Reece, who serves as Chairman. Mr. Baker served on the Committee during 2017 and withdrew in February 2018, at which time Mr. Berman joined the Committee. Each member of the Audit Committee is "independent" and "financially literate" in the judgment of the Board of Directors, as defined in the listing standards of the NYSE and the rules of the SEC. In addition, the Board of Directors has determined that Mr. Buchwald is an "audit committee financial expert" as defined by applicable SEC regulations. The Board believes that his experience and qualifications described above under "Class I Directors" qualify him to act as the Audit Committee's audit committee financial expert.

The Audit Committee met eleven times during 2017. The organization, functions and responsibilities of the Audit Committee are described in the restated charter for the Audit Committee, which is posted on the investor relations section of the Company's website, www.mdcholdings.com. The Audit Committee's functions include: assisting the Board in its oversight of the Company's compliance with legal and regulatory requirements, oversight of the Company's external auditors, review of the Company's financial statements, review of the annual audit plan and results of the audit, review of any significant modification in accounting policies, oversight of the duties of the Company's internal audit department and discussion of policies with respect to risk assessment and risk management.

Compensation Committee.

The Compensation Committee consists of Messrs. Buchwald and Baker, who serves as Chairman. During 2017, the Compensation Committee met eight times. Each member of the committee is independent in the judgment of the Board of Directors, as defined in the listing standards of the NYSE, and has been determined by the Board to qualify as an “outside director” under Section 162(m) of the code and as a “non-employee director” as defined in Rule 16b-3 of the Exchange Act. The Compensation Committee approves executive compensation plans, reviews salaries, bonuses and other forms of compensation for officers and key employees of the Company, establishes salary levels, benefits and other forms of compensation for employees and addresses other compensation and personnel matters as the Board of Directors from time to time may request. The organization, functions and responsibilities of the Compensation Committee are described in the Compensation Committee's restated charter, which is posted on the investor relations section of the Company's website, www.mdcholdings.com.

For a discussion of the Company's compensation philosophy and a description of the Company's processes and procedures for the consideration and determination of executive and director compensation, see the "Compensation Discussion and Analysis" below.

Scope of Authority of Compensation Committee

The Compensation Committee has the authority to oversee all employee compensation levels, including benefits. Its goal is to have the Company develop compensation levels that will attract, retain, reward and motivate employees, that are competitive with those prevailing in the marketplace and are consistent with shareholder interests. The Compensation Committee also administers the Company's equity and other compensation plans, as they may be amended from time to time. The Compensation Committee may delegate the day-to-day administrative duties of these plans to Company officers, employees and agents.

The primary components of the Company's executive compensation have been: a base salary, annual performance-based bonuses and equity-based, long-term incentive awards. The Compensation Committee also has discretionary authority to award other forms of executive compensation.

The Compensation Committee reviews and establishes the base salaries for the executive officers annually. The base salaries of Mr. Mizel, the Chief Executive Officer, and Mr. Mandarich, President and Chief Operating Officer, were established in accordance with their employment agreements with the Company. The base salaries for Mr. Martin, Senior Vice President and Chief Financial Officer, and Mr. Touff, Senior Vice President and General Counsel, were established in the Compensation Committee's discretion.

Annual bonuses may be awarded to the Chief Executive Officer and the President and Chief Operating Officer pursuant to the terms of the 2013 Executive Officer Performance-Based Compensation Plan, which was approved by the shareholders in 2013. Under the terms of that Plan, the Compensation Committee can only exercise negative discretion, and not positive discretion, regarding the amount of any awards payable under its terms. Annual bonuses for the Chief Financial Officer and General Counsel may be awarded based on each individual’s achievement of Key Performance Indicators (“KPIs”) established for his position.

The Compensation Committee also has discretionary authority to determine equity awards, including stock options, restricted stock and/or performance share units, granted to the executive officers and may exercise that authority based on its subjective assessment and determination of the individual's performance, contributions to the Company and role in achieving the Company's results and objectives.

Historically, the Company's Board of Directors, and not the Compensation Committee, has exercised the authority to consider and determine Director compensation, including retainer and meeting fees. The Non-Employee Directors receive equity compensation pursuant to the M.D.C. Holdings, Inc. 2011 Stock Option Plan for Non-Employee Directors approved by the shareholders in 2011 and amended with shareholder approval in 2016 (the “2011 Director Plan”), under which each Non-Employee Director is granted an option to purchase 25,000 shares of common stock annually. The options are fully vested on the date of the grant and exercisable six months thereafter. In lieu of an option, each Non-Employee Director can elect in advance to receive a restricted stock award that would result in the same expense to the Company as the stock option. Each restricted stock award vests on March 1st of the following year.

Role of Executive Officers regarding Employee and Executive Compensation

Mr. Mizel and Mr. Mandarich, with the assistance of the Company’s human resources department, make recommendations to the Compensation Committee with respect to the structure of the compensation plans and proposals for compensation levels for Company employees, including the Chief Financial Officer and the General Counsel. The resources and processes used in making these recommendations involve a review of employee performance with respect to established goals, and overall Company performance subjectively compared to other public homebuilders and the Company's business plan.

The Compensation Committee took these recommendations into account, together with a variety of other inputs, in its decision making process.

Corporate Governance/Nominating Committee.

The Corporate Governance/Nominating Committee consists of Messrs. Blackford, Buchwald and Siegel, who serves as Chairman. Each member of the committee is independent in the judgment of the Board of Directors, as defined in the listing standards of the NYSE. During 2017, the committee met eight times. The organization, functions and responsibilities of the Corporate Governance/Nominating Committee are described in the committee's charter, which is posted on the investor relations section of the Company's website, www.mdcholdings.com. The functions of the Corporate Governance/Nominating Committee include development of and recommendations as to corporate governance principles and the Company's Code of Conduct, identification of individuals qualified to become Board members, the review of Director independence, the selection process for Director nominees and oversight of the self-evaluations of the Board and the Audit, Compensation and Corporate Governance/Nominating Committees. The organization, functions and responsibilities of the Committee are described in its charter, which is posted under the corporate governance documents on the investor relations section of our website, www.mdcholdings.com.

Procedures for nominating persons for election to the Board are contained in the Company's By-Laws and, accordingly, those procedures constitute the Company's policy with regard to the nomination and consideration of Director candidates recommended by shareholders. The Corporate Governance/Nominating Committee will consider candidates identified by shareholders following the procedures set forth in the By-Laws. There have been no changes to these procedures in the last year.

The By-Laws provide that nominations of persons for election to the Board of Directors may be made at a meeting of shareholders by any shareholder entitled to vote for the election of Directors and who complies with the notice procedures set forth in the By-Laws. Specifically, such nominations shall be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, a shareholder's notice shall be delivered to, or mailed and received at, the principal offices of the Company not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 75 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Such shareholder's notice shall set forth in writing:

(a)  as to each person whom the shareholder proposes to nominate for election or re-election as a Director:

(i)	the name, age, business address and residence address of such person;
(ii)	the principal occupation or employment of such person;
(iii)	the class and number of shares of the Company which are beneficially owned by such person; and
(iv)

any other information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors pursuant to Rule 14(a) under the Securities Exchange Act of 1934 and any other applicable laws or rules or regulations of any governmental authority or of any national securities exchange or similar body overseeing any trading market on which shares of the Company are traded.

(b)  as to the shareholder giving the notice:

(i)	the name and record address of the shareholder; and
(ii)	the class and number of shares of the Company beneficially owned by the shareholder.

The chairman of the meeting will determine whether or not the nomination was made in accordance with the foregoing procedure. If it was not, the chairman will so declare and the defective nomination will be disregarded. If it was, the nomination will be considered. The Corporate Governance/Nominating Committee may request that additional information be provided in connection with consideration of the nomination.

The Corporate Governance/Nominating Committee believes that all candidates for the Board, including candidates recommended by shareholders, should have experience in appropriate areas and disciplines and, ideally, will add to the experience of current Board members. While the Committee does not have a formal diversity policy, in identifying Director nominees and recommending candidates for nomination by the Board, the Committee considers and assesses, in addition to applicable requirements of law and of the NYSE, the diversity of the candidate's experience, qualifications and background including business experience, specific expertise, strength of character, judgment, and other factors (such as gender, ethnicity and age) deemed appropriate to contribute meaningfully to the boards Board’s capability to serve as effective, engaged stewards of shareholders’ interests. The Committee, as well as the full Board, understand that our long-term sustainable future depends on broadening our diversity in the boardroom and among the senior management team. Our current Board members are from various backgrounds and bring a valuable mixed set of skills providing a wide-ranging perspective on the issues important to our company. We anticipate future nominees will reflect the skills, experience and diversity needed to drive the business going forward. Other than for compliance with the procedures set forth in the By-Laws, there is no difference in the manner in which the Corporate Governance/Nominating Committee evaluates nominees for Director based on whether the nominee is recommended by a shareholder. At such times as may be appropriate, the Corporate Governance/Nominating Committee will lead the search for individuals qualified to become members of the Board, seeking candidates who have diversity of backgrounds, as well as experience with the ability to broaden the diversity of our Board being an advantage. The Committee has authority to engage search firms to identify candidates for nomination to the Board.

Legal Committee.

The Legal Committee consists of Mr. Buchwald, who serves as Chairman, and Messrs. Blackford and Siegel. All Legal Committee members are independent members of the Board of Directors. In 2017, the Legal Committee met eight times. The Legal Committee provides oversight and review of significant legal affairs of the Company, and it has been active in reviewing legal issues affecting the Company's business with the Company's counsel. The organization, functions and responsibilities of the Legal Committee are described in the committee's charter, which is posted in the investor relations section of the Company's website, www.mdcholdings.com.

Committee Charters.

The Board of Directors has adopted a charter for the Audit Committee, designed to comply with the applicable requirements of the NYSE listing standards and SEC regulations. The Board of Directors also has adopted charters for the Compensation Committee and the Corporate Governance/Nominating Committee, designed to comply with the applicable requirements of the NYSE listing standards, and a charter for the Legal Committee. These charters are posted under the corporate governance documents on the investor relations section of the Company's website, www.mdcholdings.com.

Corporate Governance Guidelines.

Upon the recommendation of the Corporate Governance/Nominating Committee, the Board of Directors adopted a set of corporate governance guidelines to implement requirements of the NYSE. These guidelines, as amended, are posted under the corporate governance documents on the investor relations section of the Company's website, www.mdcholdings.com.

Regularly Scheduled Executive Sessions of Independent Non-Management Directors.

The Company's corporate governance guidelines provide for the independent non-management Directors to meet at regularly scheduled executive sessions without management present. The Lead Director presides at the executive sessions. In 2017, four executive sessions were held.

Corporate Code of Conduct.

For many years, the Company has had in place a Corporate Code of Conduct designed to provide that all persons associated with the Company, including employees, officers and Directors, follow the Company's compliance program and legal and ethical obligations and conduct themselves accordingly. The Company’s employees, officers and Directors receive annual training on the Corporate Code of Conduct. In 2017, all officers, directors and employees (other than those on leave of absence) participated in the annual training.

The Corporate Code of Conduct includes, among other things, a code of ethics for senior financial officers and Audit Committee complaint procedures, as required by the Sarbanes-Oxley Act and SEC regulations. The Corporate Code of Conduct, the code of ethics for senior financial officers and the Audit Committee complaint procedures for handling confidential complaints regarding accounting or auditing matters are posted under the corporate governance documents on the investor relations section of the Company's website, www.mdcholdings.com.

Asset Management Committee.

The Company has in place three Asset Management Committees ("AMC") for reviewing real estate and other corporate transactions. Each AMC is comprised of our Chief Operating Officer, Chief Financial Officer and one of our other corporate officers. Each AMC generally meets weekly to review all proposed real estate transactions and other proposed non-real estate transactions at or above certain thresholds. Transactions that exceed certain thresholds also are reviewed by an executive committee of senior officers and the Board of Directors.

Communications with the Board of Directors.

Shareholders and other interested parties may contact the outside Directors and the Board of Directors by sending communications directly to any of the following persons:

(1)	Herbert T. Buchwald, Lead Director, P.O. Box 24649, Denver, CO 80224, Fax Number: (303) 355-2240.

(2)	Paris G. Reece III, Chairman, Audit Committee, 4350 S. Monaco Street, Denver, CO 80237, Fax Number: (303) 660-3631.

(3)	David Siegel, Chairman, Corporate Governance/Nominating Committee, 1800 Avenue of the Stars, Suite 900, Los Angeles, CA 90067-4276.

Any communications that come within the purview of a Board committee and/or the Board will be forwarded to the committee chair and the Lead Director, as applicable.

Equity Ownership Guidelines for Non-Employee Directors.

In order to strengthen the financial alignment of the Company's Directors with the interests of the Company's shareholders, the Corporate Governance/Nominating Committee and the Board of Directors have established Equity Ownership Guidelines for Directors who are not employees of the Company. Under these guidelines, each Director is encouraged to acquire and maintain ownership of common stock with an acquisition value, measured at the time of acquisition, of not less than ten times the annual amount of the retainer paid for serving on the Board of Directors. The annual amount of the retainer currently is $60,000 resulting in a current stock ownership goal of $600,000 for those Directors who have not previously achieved the goal. The Directors who have not yet achieved the goal have agreed to retain the shares they acquire through restricted stock awards and the future exercise of stock options, net of taxes and any option exercise price, up to the number of shares necessary to achieve the goal. All Directors are in compliance with the Guidelines. Three of the seven Non-Employee Directors have attained the stock ownership goal.

BENEFICIAL OWNERSHIP OF COMMON STOCK

Ownership of Directors and Officers

Certain information, as of March 2, 2018, the Record Date, with respect to common stock beneficially owned by the Company's named executive officers, the nominees for election as Directors and the current Directors of the Company, furnished in part by each such person, appears below (unless stated otherwise, the named beneficial owner possesses the sole voting and investment power with respect to such shares). None of the shares beneficially owned by the executive officers and Directors have been pledged as security.

Name of Executive Officer/Director	Number of Shares of Common Stock Owned Beneficially [1]		Percent of Class [2]
Raymond T. Baker	122,796		*
Michael A. Berman	61,344		*
David E. Blackford	44,202		*
Herbert T. Buchwald	108,120		*
David D. Mandarich	5,858,344		10.0%
Robert N. Martin	88,609		*
Larry A. Mizel	9,755,757	[3]	16.7%
Courtney L. Mizel [4]	6,005		*
Paris G. Reece III	94,446		*
David Siegel	207,846		*
Michael Touff	269,955		*
All current executive officers and Directors as a group (10 persons)	16,617,424		27.0%

* Represents less than one percent of the shares of common stock outstanding and entitled to vote.

1 Includes, where applicable, shares of common stock owned by related individuals or entities over whose shares such person may be deemed to have beneficial ownership. Also includes the following shares of common stock subject to options that are exercisable or become exercisable within 60 days of the Record Date at prices ranging from $18.47 to $34.96 per share: Raymond T. Baker 113,400; Michael A. Berman 39,690; David E. Blackford 28,350; Herbert T. Buchwald 85,050; David D. Mandarich 2,313,360; Robert N. Martin, 39,690; Larry A. Mizel 2,313,360; Paris G. Reece III 85,050; David Siegel 198,450; and Michael Touff 102,531. As a group, the executive officers and Directors had the right to acquire within 60 days of the Record Date by the exercise of options an aggregate of 5,318,931 shares of common stock.

2 The percentage shown is based on the number of shares of common stock outstanding and entitled to vote as of the Record Date. All shares of common stock that the person or group had the right to acquire within 60 days of the Record Date are deemed to be outstanding for the purpose of computing the percentage of shares of common stock owned by such person or group, but are not deemed to be outstanding for the purpose of computing the percentage of shares of common stock owned by any other person or group.

3 Mr. Mizel has sole voting power and sole investment power over 2,430,018 shares and shared voting power and shared investment power over 7,325,739 shares.

4 Ms. Mizel is the designated beneficiary of a trust that holds an LLC ownership interest representing in excess of one million shares of the Company’s stock.

Ownership of Certain Beneficial Owners

The table below sets forth information with respect to those persons (other than the officers/Directors listed above) known to the Company, as of the Record Date, to have owned beneficially 5% or more of the outstanding shares of common stock. The information as to beneficial ownership is based upon statements filed by such persons with the SEC under Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Owned Beneficially	Percent of Class [1]
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	6,564,388 [2]	11.7%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	6,204,270 [3]	11.0%
Dimensional Fund Advisors LP 6300 Bee Cave Road Austin, TX 78746	4,748,495 [4]	8.5%

1 The percentage shown is based on the number of shares outstanding and entitled to vote as of the Record Date.

2 Schedule 13G/A filed with the SEC on January 23, 2018 disclosed that: BlackRock, Inc. has sole voting power over 6,467,382 shares, shared voting power over no shares, sole dispositive power over 6,564,388 shares and shared dispositive power over no shares.

3 Schedule 13G/A filed with the SEC on February 9, 2018 disclosed that: The Vanguard Group has sole voting power over 65,832 shares, shared voting power over 4,309 shares, sole dispositive power over 6,137,723 shares and shared dispositive power over 66,547 shares.

4 Schedule 13G/A filed with the SEC on February 9, 2018 disclosed that: the Dimensional Fund Advisors LP has sole voting power over 4,546,984 shares, shared voting power over no shares, sole dispositive power over 4,748,495 shares and shared dispositive power over no shares.

EXECUTIVE OFFICERS

Set forth below are the names and offices held by the executive officers of the Company as of the Record Date. The Board of Directors, after reviewing the functions performed by the Company's officers, has determined that, for purposes of Item 401 of SEC Regulation S-K, only these officers are deemed to be executive officers of the Company.

The executive officers of the Company hold office until their successors are duly elected and qualified or until their resignation, retirement, death or removal from office. Biographical information on Messrs. Mizel and Mandarich, who serve as Directors and executive officers of the Company, is set forth under "Election of Directors" above. Biographical information for Messrs. Martin and Touff is set forth below.

Name	Age	Offices Held as of March 2, 2018
Larry A. Mizel	75	Chairman of the Board of Directors and Chief Executive Officer
David D. Mandarich	70	President, Chief Operating Officer and a Director
Robert N. Martin	39	Senior Vice President, Chief Financial Officer and Principal Accounting Officer
Michael Touff	73	Senior Vice President and General Counsel

Robert N. Martin was appointed Senior Vice President, Chief Financial Officer and Principal Accounting Officer effective as of May 23, 2015. He joined the Company in 2002, and has since held a number of leadership roles within the Company. He previously served as Vice President – Finance and Business Development. In April 2013, he was promoted to the position of Vice President of Finance and Corporate Controller. Over the last five years, Mr. Martin has had direct oversight of the Company's division and corporate accounting, tax, treasury, investor relations, information technology and finance, planning and analysis functions. Additionally, he has served on all three AMCs and has performed a key role in the Company's capital markets activities. He is an officer, director or both of many of the Company’s subsidiaries. Mr. Martin received a bachelor’s degree in Accounting and Computer Applications from the University of Notre Dame and is both a Certified Public Accountant and a CFA charterholder.

Michael Touff was appointed Senior Vice President and General Counsel of the Company in July 1999, having been appointed previously as Vice President and General Counsel in December 1994. From August 1992 through December 1994, he was an officer in the law firm of Ireland, Stapleton, Pryor & Pascoe, P.C. Prior to August 1992, Mr. Touff was an officer in the law firm of Holmes & Starr, a Professional Corporation. Mr. Touff also is an officer, director or both of several of the Company's subsidiaries. Mr. Touff is a graduate of Harvard University and received his J.D. degree from the University of Michigan Law School.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (this “CD&A”) discusses the compensation of our Named Executive Officers (“NEOs”) for fiscal year 2017. The CD&A is organized as follows:

CD&A Table of Contents

Executive Summary

In 2017, our NEOs were as follows:

Named Executive Officers
Larry A. Mizel	Chairman and Chief Executive Officer (“CEO”)
David D. Mandarich	President and Chief Operating Officer (“COO”)
Robert N. Martin	Senior Vice President, Chief Financial Officer (“CFO”)
Michael Touff	Senior Vice President and General Counsel (“CLO”)

Over 40 Years of Shareholder Value Creation

Our Company is one of the leading homebuilders in the United States. Founded in 1972, we have built and sold over 195,000 quality single family homes to homebuyers across the nation.

Our business consists of two primary operations: homebuilding and financial services. The homebuilding operation is comprised of wholly owned subsidiary companies that primarily construct and market single-family detached houses to first-time and first-time move-up homebuyers under the name “Richmond American Homes.” Our financial services operations support our homebuilding business.

We strive to generate sustainable long-term value for our shareholders, focusing on our core strength: designing, building and selling quality homes. Homebuilding is a cyclical, often unpredictable, industry. Our business strategy is distinctive among the publicly traded US homebuilders, maximizing risk-adjusted returns while minimizing the risks of excess leverage and land ownership – a strategy designed to outperform over the years.

Our strategy has been successful, generating superior returns over time: we are the only publicly traded homebuilder to have maintained both a consistent dividend and robust cash position over the last twenty years, including the recent 2007-2010 housing crisis. As a result of our long-term discipline and conservative asset management, we endured the financial and housing downturn better than virtually all of our peers with a balance sheet that reflected a strong credit profile, long-term maturity duration of debt, top quartile ratings and abundant liquidity. We continue to adhere closely to these principles.

The financial stability resulting from our operating strategy has enabled us to reward our shareholders with a consistent dividend program unmatched in the homebuilding industry.

Business Performance Overview

Our founder and CEO, Larry A. Mizel, joined by COO, David D. Mandarich, have guided the Company for over 45 years and 40 years, respectively. They are among the most experienced and highly respected executives currently serving in the U.S. homebuilding industry.

As a result of their leadership and resolve to enhance shareholder value, while mitigating risk and maintaining the financial integrity of the Company, we have experienced six years of steady and improving financial results following the severe homebuilding industry downturn.

We maintain a long-term focus and approach:

●

Consistent Industry Leading Dividends. Paid almost $52 million in cash dividends in 2017 extending our track record of reliable capital return to our shareholders to over 20 years and our annual $1-per-share dividend to 12 years. We also declared an 8% stock dividend in the 2017 fourth quarter and a 20% increase in our cash dividend at the start of the 2018 first quarter. On an annualized basis, the new cash dividend equates to $1.20 per share (approximately 4.3% yield as of February 28, 2018).

●

Continued Improvement to Balance Sheet and Liquidity. Added $150 million to our senior notes due January 2043, bringing the total amount outstanding to $500 million. In doing so, we pushed our average senior note maturity to almost 15 years. In addition, we expanded the capacity under our unsecured line of credit from $550 million to $700 million and extended its maturity to December 2022. All in, we pushed our liquidity to nearly $1.25 billion at the end of 2017, an increase of almost 40% over the prior year.

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Increased Order Backlog and Home Orders. Backlog dollar value increased 16% year-over-year to $1.60 billion, with unsold homes inventory declining by 21% and net new home orders value increasing 6% in 2017.

●

Total Shareholder Return Improved. Our one-year total shareholder return improved from 10.2% in 2016 to 38.6% in 2017 while our three year total shareholder return improved from (6.0)% in 2016 to 52.8% in 2017.

●	Strong Financial Results – Top and Bottom Line
o	Home sale revenues of $2.50 billion, up 11% year-over-year
o	Pre-tax income of $229.7 million, up 51% year-over-year
o	Return on equity (pre-tax) of 16.9%, up 510 bps from 11.8%

Executive Compensation Program Structure: Aligning Pay with Performance

Our compensation program is designed to align executive pay with the drivers of long-term value creation and reward execution of our strategic program.

The annual incentive and long-term compensation programs for our CEO and COO are 100% performance-based utilizing our annual and long term business goals and predetermined challenging metrics tied to the drivers of our long-term shareholder value.

2017 Pay Performance Metrics and Outcomes Summarized

2017 Annual Incentive Program

2017 Short-Term Incentive Program % Change from Prior Year in Parenthesis
Performance Goal	Actual Performance	Performance Required at Maximum	Bonus Earned
Adjusted Pre-Tax Return* on Equity	6.0% hurdle achieved at 18.6%		$1,000,000
Additional Bonus Opportunity
Home sale revenues	$2,499 million (+11%)	$2,606 million	$939,000
Adjusted pre-tax EPS*	$4.31 (+46%)	$3.69	$1,000,000
Backlog	3,159 homes (+10%)	3,172 homes	$991,000
Adjusted EBITDA**	$351.3 million (+33%)	$316.0 million	$1,200,000
Initial Additional Bonus Opportunity			$4,130,000
Times: 2017 TSR Modifier			0.9
Additional Bonus Opportunity			$3,717,000

Total Incentive Bonus (Lesser of $5 million or the calculated amount)			$4,717,000

*      Each of these performance metrics include adjusted pre-tax income, which is a non-GAAP financial measure. Adjusted pre-tax income is calculated by taking pre-tax income and adjusting to exclude expenses derived from impairments, executive stock-based compensation expense above a budgeted amount, warranty reserve adjustments, and non-recurring or out-of-period charges.

**     Adjusted EBITDA s a non-GAAP financial measure and is defined as earnings before interest, taxes, depreciation, amortization and other non-cash charges derived from impairments, stock-based compensation expense, abandoned project costs, warranty reserve adjustments, and non-recurring or out-of-period charges.

The calculation of the Additional Bonus Opportunity was subject to modification based on the Company’s 2017 total shareholder return (“TSR”) relative to its homebuilder peer group (as defined in this Proxy Statement) as set forth below, and adjusts the Additional Bonus Opportunity higher or lower based on TSR relative to our homebuilder peers. This amount, plus the Adjusted Pre-Tax Return on Equity hurdle of $1.0 million, was subject to a cap of $5.0 million.

2017 Long-Term Incentive Program

The long-term incentive program in 2017 includes metrics that measure the Company’s long-term value drivers related to the Company’s core business. The program is 100% performance-based and designed to retain, motivate and reward our executive officers for achieving our strategic and financial long-term objectives through the use of performance share units that vest three years from the date of grant provided specific performance targets are achieved. The follow describes the 2017 performance share unit metrics and targets.

2017 Long-Term Incentive Program
Performance Metric	Base	% Increase over Base for 2016 Grants	Threshold	% Inc Required from 3 Years Avg Revenues	Target	% Inc Required from 3 Years Avg Revenues	Maximum	% Inc Required from 3 Years Avg Revenues
Gross Margin from Home Sales			Minimum 15% Average Gross Margin from Home Sales (Excluding Impairments)
Home Sales Revenue (in billions)	$2.43	23%	$2.55	5%	$2.67	10%	$2.91	20%
Shares to Vest			59,400		118,800		237,600

Compensation Governance Best Practices

In order to continue to provide long-term value to our shareholders, our Compensation Committee is committed to maintaining independent and thorough oversight of our executive compensation program and the following governance best practices are key to achieving this goal.

Compensation Governance Best Practices
✓	Executive compensation program design and refinements incorporate shareholder feedback
✓	Significant CEO pay is performance based and at risk
✓	Compensation Committee sets rigorous targets and metrics
✓	Compensation Committee performs thorough assessment of Company and individual performance
✓	100% of Compensation Committee is independent
✓	Compensation Committee works with an independent compensation consultant
✓	Executives are subject to significant stock ownership guidelines
✓	Company maintains policies prohibiting hedging Company stock
✓	Clawback policy authorizes Company to recover compensation under certain circumstances
✓	Vesting of non-equity under CEO and COO employment agreements is subject to double trigger change-in-control provisions

2017 Say-on-Pay Vote

Our Compensation Committee is committed to improving our executive compensation programs and modifying them as necessary to maintain the alignment of our executives and shareholders. We continue to engage investors on executive compensation topics and will continue to seek their feedback. We are pleased with our vote outcome at the 2017 annual shareholders meeting, where our say-on-pay proposal received 94.2% support.

Executive Compensation Program: Plan Design & Components

Key Goals and Objectives

The Compensation Committee aims to design a compensation program that rewards and retains talented executives while motivating them to drive short- and long-term performance. We believe that our ability to retain and motivate our executive officers with their exceptional skills, experience and capacity to succeed in our competitive industry has been essential to the success of our Company and a significant factor in creating long-term value for our shareholders.

Our compensation program reflects the above philosophy and, additionally, prioritizes the following:

●	Attracting and retaining talented executives and encouraging their long-term service and loyalty
●	Supporting our long-term business goals and driving performance by closely aligning our compensation metrics and goals with our long-term growth strategy
●	Maintaining a firm link between our executives’ and shareholders’ long-term interests
●	Prioritizing growth, risk management and financial stability
●	Reflecting shareholder feedback in the compensation program design and related considerations

Components of Executive Compensation

The Compensation Committee designed our compensation program to support the drivers of value and shareholder return over the long term. It is comprised of three primary elements: (i) base salary, (ii) annual incentive award; and (iii) long-term incentive award.

Compensation Component	Description		Purpose	Key Characteristic
Base Salary

Cash compensation based on executive officer’s role and employment agreement, if any. Salary levels are evaluated annually and may be adjusted for length of service, competitive considerations or recognition of a change in responsibilities.

		● ● ●	Provide financial certainty and stability Attract and retain executive talent Recognize experience, length of service, competitive market conditions and individual performance	Fixed
Annual Incentive Award

Each year the Compensation Committee approves awards for the CEO and COO, and establishes Key Performance Indicators (“KPIs”) for the CFO and CLO. The Compensation Committee determines the extent to which an award is earned and the amount of such award is based on individual and Company performance against pre-established goals.

		● ●	Motivate executive officer to achieve key annual goals and position the Company for long-term success Reward executive officer for individual performance and overall Company performance	Variable
Long-Term Incentive Award	Each executive officer is eligible to receive an award at the discretion of the Compensation Committee based upon long-term performance potential.	● ●	Provide an incentive for executive officers to achieve long-term sustainable success for the Company and to promote shareholder value Attract, motivate, reward and retain executive talent	Variable

The net effect of our pay design is that both for the CEO and the other NEOs, a large majority of total direct compensation is at risk, and dependent on performance.

Fixed Compensation

Base Salary

The Compensation Committee sets executive officer base salaries at a level that reflects the competitive market for these roles as well as each individual’s performance, skills and experience. In 2017, the Compensation Committee determined to maintain CEO and COO base salaries unchanged from their 2016 levels, meaning CEO and COO base salary have remained unchanged for over a decade. In light of exceptional performance, the Compensation Committee approved a $200,000/year increase to the CFO’s base salary and a $46,721/year increase to the CLO’s base salary to ensure close alignment of each executive’s base salary with peer group levels.

Variable and Performance-Based Compensation

2017 Chief Executive Officer and Chief Operating Officer Annual Incentive Bonus

Our annual incentive compensation program is designed to retain, motivate and reward the CEO and COO for their respective contributions in achieving the Company’s annual financial goals by focusing their attention on the following key economic drivers: return on equity, home sale revenues, pre-tax earnings per share, backlog and EBITDA. Significant year-over-year performance is essential to our short-term financial results and, ultimately, our long-term success.

Annual Bonus Calculation Formula: Links to Key Metrics

The 2017 performance goal included a condition precedent for any bonus earned by requiring a minimum consolidated adjusted pre-tax return on beginning equity to exceed 6.0% (the “ROE Condition”). The actual adjusted pre-tax ROE was 18.6%, satisfying the ROE Condition, and as such, the CEO and COO were each eligible for a $1.0 million bonus.

Once the ROE Condition was met, the CEO and COO each had the opportunity to earn additional bonuses (the “Additional Bonus Opportunity”) as described below.

Outcomes Reflect Alignment with Performance

Based in part on shareholder feedback, the Additional Bonus Opportunity for the CEO and COO for 2017 was based on four distinct sets of financial goals, as set forth below. The Committee believes that achievement of these goals, in concert, is important for long term shareholder value creation.

The targets and maximums set forth below represent a required improvement over 2016 performance.

Home Sale Revenues	Bonus (Thousands)	Goal (Billions)	Adjusted Pre-Tax EPS	Bonus (Thousands)	Goal
Max	$1,000	$2.606	Max	$1,000	$3.69
Target	$900	$2.431	Target	$900	$3.31
Threshold	$800	$2.257	Threshold	$800	$2.93

Backlog	Bonus (Thousands)	Goal (homes)	Adjusted EBITDA	Bonus (Thousands)	Goal ($ in millions)
Max	$1,000	3,172	Max	$1,200	$316
Target	$900	3,028	Target	$1,100	$290
Threshold	$800	2,884	Threshold	$1,000	$264

The appropriateness of the categories selected for 2017, along with maximum, minimum and target goal amounts, were carefully considered by the Compensation Committee given the Company’s emphasis on prioritizing growth, risk management, financial stability and pursuit of long-term value. Specifically, with respect to the Home Sale Revenues, Adjusted Pre-Tax Diluted EPS, Backlog and EBITDA goals, the minimum performance criteria was established based on the prior year actual performance with target and maximum levels based on the 2017 Business Plan. The target and maximum goals represent a required improvement over 2016 actual performance. Bonuses earned for each metric were adjusted on a pro-rata basis if actual results were between Threshold and Target or Target and Max.

The 2017 Business Plan was developed by the CEO, COO and CFO from the “ground up” utilizing (i) forecasts submitted by the presidents for each of the Company’s homebuilding divisions detailing their operational projections for each of their divisions’ communities, (ii) the forecast submitted for the mortgage company by its president; and (iii) forecasts from the CFO regarding the insurance companies, any other income producing divisions of the Company, and all the corporate general and administrative departments. The 2017 Business Plan was reviewed by the Board. The process of developing the business plan incorporates a disciplined evaluation of risks identified by management and the Board to establish a reasonable range of potential performance goals for the year including general economic conditions, fluctuations in interest rates, variations in projected mortgage lending programs, the availability and cost of capital, the availability and acquisition cost of land, materials and contractors in the homebuilding operations, potential for shortages and the increased cost of labor, and increased governmental regulation, including the adverse interpretation of tax, labor and environmental laws.

Maximum performance goals were established to reflect outstanding performance in light of the risks and market conditions anticipated for 2017.

Based on the achievements in these categories, both the CEO and COO were initially eligible for $4.13 million related to the Additional Bonus Opportunity as shown below.

2017 Short-Term Incentive Program
Performance Goal	Actual Performance	Performance Required at Maximum	Bonus Earned
Home sale revenues	$2,499 million	$2,606 million	$939,000
Adjusted Pre-tax EPS	$4.31	$3.69	$1,000,000
Backlog	3,159 homes	3,172 homes	$991,000
EBITDA	$351.3 million	$316.0 million	$1,200,000

The calculation of the Additional Bonus Opportunity was subject to modification based on the Company’s 2017 TSR relative to its homebuilder peer group (as defined in this Proxy Statement) as set forth below, and adjusts the Additional Bonus Opportunity higher or lower based on performance relative to our homebuilder peers.

Bonus Payment Cap

The 2017 annual incentive bonus (the ROE Condition Bonus plus the Additional Bonus Opportunity following the TSR Modifier) was subject to a $5.0 million cap (the “Bonus Cap”) established by the Compensation Committee based on guidance from its Compensation Consultant taking into account each executive’s historic compensation, reference to executive compensation being awarded to the Company’s peer group and feedback from its shareholders.

In addition, any bonus earned in excess of $4.0 million would be paid in restricted stock shares vesting in equal amounts on the first, second and third anniversaries of the date of grant. The Compensation Committee believes that remuneration of a portion of the bonus in form of restricted stock serves as a retention tool and reflects the alignment of interests between the CEO/COO and other shareholders.

TSR Ranking	TSR Modifier
≥75th percentile	1.2x
Greater than or equal to 50th percentile but less than 75th percentile	1.1x
Greater than or equal to 25th percentile but less than 50th percentile	1.0x
Less than 25th percentile	0.9x
2017 TSR Modifier:	0.9x
Total Additional Bonus Opportunity x 2017 TSR Modifier	$3.717 million
Plus: ROE Condition Bonus	$1.000 million
Lesser of $5.0 million or the calculated amount	$4.717 million

In 2017, despite the Company’s strong performance, the Company performed at the 25th percentile of our homebuilder peer group. As such, a multiplier of 0.9x was applied to the Additional Bonus Opportunity, and both the CEO and COO earned a total annual incentive bonus of $4.717 million, $4.0 million of which was paid in cash and $0.717 million that was paid in the form of a restricted stock grant that will vest in equal amounts on February 2, 2019, 2020 and 2021.

2017 CFO and General Counsel Annual Incentive Bonus

The CFO and CLO positions are primarily responsible for accounting, finance, legal and regulatory compliance and, in the judgment of the Compensation Committee, their incentive compensation should not directly depend on the Company’s financial performance. Instead, the CLO and the CFO were awarded a bonus opportunity measured by specific Key Performance Indicators (“KPIs”) established by the Compensation Committee, their attainment and a bonus payment commensurate with a percentage of their base pay. The Compensation Committee consults with the CEO and COO with regard to their achievements. For 2017, the Compensation Committee established the following KPIs:

Chief Financial Officer

●	Shareholder relations management and oversight
●	Timely and accurate handling of financial regulatory filings
●	Oversight of accounting, finance and treasury functions, including capital markets and bank financing transactions, if applicable
●	Successful completion of special projects

General Counsel

●	Litigation management
●	Regulatory compliance
●	Successful completion of special projects
●	Oversight of risk management

The KPIs were weighted equally, with bonus amounts based on the level of the performance they achieved:

●	A target bonus of 100% of base salary if the Compensation Committee determined that each KPI was achieved.
●	A maximum bonus of 200% of base salary if the Compensation Committee determined that each KPI has been exceeded at a level doubling the targeted performance.
●	Proportionate bonus levels as a percentage of base salary to the extent some KPIs were partially achieved or exceeded.

Based on its evaluation of performance relative to the established KPIs, the Compensation Committee awarded Mr. Martin and Mr. Touff 2017 annual incentive bonuses of $600,000 and $400,000, respectively.

Long-Term Incentive Compensation

Our long-term incentive program is 100% performance-based and designed to retain, motivate and reward our executive officers for achieving our strategic long-term objectives by linking incentives to key drivers of the Company’s economic growth. Under our long-term incentive program, the CEO, COO and CFO are eligible for performance stock units (“PSUs”) that only vest upon achievement of pre-determined challenging performance goals assuring alignment of pay-for-performance. The PSUs vest at the end of a three-year period provided the performance targets are achieved.

Performance Stock Units: Metrics

Executives will have their PSU awards vest if they meet the challenging financial and operating goals which have been established to improve our long-term performance.

Long-Term Incentive Metrics
Metric		Link to Value Drivers
Home Sale Revenues	✓	Home sale revenues are an industry standard directly linked to the Company’s financial stability and revenue growth
Minimum Gross Margin from Home Sales Before Impairments Threshold	✓	Gross margin is an industry standard that investors use to gauge the strength of our business as a measure that costs are being managed effectively

2017 Long-Term Incentive Compensation Awards

The awards will vest based on increasing average home sale revenues over a three-year performance period compared to home sale revenues over a base period, while maintaining a minimum average gross margin from home sales (excluding impairments) of at least fifteen percent (15%).

2017 Long-Term Incentive Compensation Target-Setting Process

The Compensation Committee set clear, ambitious, long-term revenue growth targets over a three-year period. In determining the appropriate targets, the Compensation Committee considered the Company’s long term strategic plan, historic performance, peer group performance, anticipated broader business, market conditions and the Company’s current backlog.

The Target Goal established for each award was based on the Company achieving a three-year average home sale revenues (“Revenue”) over the period commencing April 1, 2017 and ending March 31, 2020 (the “Performance Period”) that was at least 10% but less than 20% greater than the Revenue over the period commencing April 1, 2016 and ending March 31, 2017 (the “Base Period”). The Threshold Goal was based on three-year average Revenue over the Performance Period that was at least 5% but less than 10% greater than Revenue over the Base Period. The Maximum Goal was based on three-year average Revenue over the Performance Period that was at least 20% greater than Revenue over the Base Period.

2017 Long-Term Incentive Program
Performance Metric	Base	Threshold	Target	Maximum
Gross Margin from Home Sales (Excluding Impairments)	15% Average Gross Margin from Home Sales requirement
Home Sale Revenues (in billions)	$2.43	$2.55*	$2.67*	$2.91*

* Average over Performance Period

Upon the Company satisfying the gross margin from home sales (excluding impairments) precondition, the following shares of Company stock would vest depending on the Revenue performance relative to Base Period achieved:

Executive	Target	Threshold	Maximum
CEO/COO	118,800 shares	50% of Target	200% of Target
CFO	29,700 shares	50% of Target	200% of Target

Recent Changes to Executive Compensation Program

Our Compensation Committee frequently reviews our compensation programs in light of our business strategy, peer group practices and shareholder feedback. Based on these considerations, and to further strengthen our executive compensation program and support our Company’s strategy, in recent years, our Compensation Committee approved the below refinements to our executive compensation program.

Shareholder Feedback and Corresponding Modifications to Executive Compensation Program
Consideration		Change
Eliminate Use of Stock Options in Favor of Performance Shares	✓

Eliminated non-qualified stock options from 2016 executive compensation program and replaced them with performance share units that are based on predetermined financial metrics and subject to three years of performance vesting

Include Metrics-Based Performance Vesting Requirements in the Long-Term Incentive Program	✓	Added performance metrics to performance share units under the long-term incentive program to align with long-term profitable growth, including home sale revenues and gross margin from home sales
Lengthen Performance Periods	✓	Set minimum vesting requirement for the 2016 performance share unit awards at three years, and set cumulative targets over the full three years
Eliminate Feature that Potentially Allowed for Accelerated Vesting of Awards in the event of Strong Performance	✓	Eliminated feature that allowed for shares to vest if closing share price is 120% of exercise price in any 20 out of 30 consecutive trading days
Further Align CEO Pay with Company Performance	✓	Restructured CEO long-term incentive program to more closely align with Company performance
Maintain Risk-Mitigation Practices	✓	Hired new compensation consultant to bring fresh ideas and perspectives

Peer Data and Benchmarking to the Market

The Compensation Committee utilized peer data as a reference when it considered the incentives and compensation plan design. It was not employed for benchmarking purposes. Rather, the peer group information was considered for broad subjective comparisons and not as an objective metric.

Homebuilder Peer Group Companies (the “Peer Group”)
Lennar Corporation Toll Brothers, Inc. M/I Homes Inc. Meritage Homes Corporation	D.R. Horton, Inc. Hovnanian Enterprises, Inc. NVR, Inc. Beazer Homes USA, Inc.	CalAtlantic Group, Inc. KB Home PulteGroup, Inc.

The Compensation Committee chose these companies for their parallels to MDC's core business and markets, recognizing that their corporate structure, business strategies and risk profile may significantly vary from those of our Company. While competing in the homebuilding business throughout the country for land acquisitions, sales and executive personnel, significant differences between MDC and the Peer Group include (1) MDC’s exceptional strategic focus on risk management, including its land-light operating model and conservative utilization of leverage, (2) senior management’s high percentage of stock ownership – they beneficially own approximately 25.7% of the Company’s outstanding stock, the highest among the Peer Group and (3) the Company’s annual dividend yielding approximately 4.0%, far exceeding the closest Peer Group member.

The Compensation Committee refers to the Peer Group not only for compensation purposes, but also for business model and risk evaluation purposes, as discussed in more detail, below.

Role of Compensation Committee and Management

The Compensation Committee conducted a series of meetings beginning in October 2017 and continuing through February 2018, at which time the Compensation Committee developed its determinations regarding 2017 executive officer compensation. The following table summarizes the roles of the Compensation Committee, the Consultant and management in formulating their decisions on executive officer compensation:

Responsible Party		Roles and Responsibilities
Compensation Committee of the Board of Directors	●

Oversees all executive officer compensation levels, including benefits, having a goal to maintain compensation levels that are comparable to the marketplace and in conformity with shareholder interests

	●	Administers the Company's current equity and other compensation plans and any additional plans adopted by the Company.
The Compensation Committee currently is comprised of Independent Directors and reports to the Board.	●	Reviews and approves corporate goals and objectives relevant to CEO compensation.
	●	Evaluates the CEO's performance in light of set goals and objectives, and determines and approves the CEO's compensation level based on this evaluation.
	●	Has authority to determine and approve non-CEO compensation.
	●	Makes recommendations to the Board with respect to incentive-compensation plans and equity-based plans.
	●	Develops a compensation committee report on executive compensation as required by the SEC to be included in the Company's annual proxy statement or annual report on Form 10-K filed with the SEC.
Consultant to the Compensation Committee	●	Provides advice and guidance on the appropriateness and competitiveness of our compensation programs relative to Company performance and market practice.
	●	Performs all functions at the direction of the Compensation Committee
WealthPoint, LLC, as an independent Consultant, retained directly by the Compensation Committee, that provides consulting advice on matters of governance and executive compensation.	●	Attends Compensation Committee meetings (including executive sessions, as required).
	●	Provides advice and guidance regarding governance issues bearing on the executive compensation determinations.
	●	Provides market data, as requested.
	●	Consults on various compensation matters and compensation program designs and practices.
	●	Conducts an assessment of the risks arising from our compensation programs.
	●	Confers with the CEO on behalf of the Compensation Committee concerning compensation, incentives and goals for other NEOs.
	●	Assists in selection of the Company’s peers.
Chairman and CEO	●	Review performance of the CFO and CLO and makes recommendations to the Compensation Committee with respect to their compensation.
With the support of other members of the management team.	●	Confer with the Compensation Committee concerning design and development of compensation and benefit plans for Company employees.

Role of the Independent Compensation Consultant

The Compensation Committee has the authority to retain outside counsel, consultants and other advisors to assist it in evaluating compensation or in otherwise discharging its duties and responsibilities. After consideration of independence factors as required by the NYSE, the Compensation Committee previously engaged Compensation & Benefit Solutions, LLC to advise the Compensation Committee regarding the structuring of executive compensation for 2017. Recently, the Compensation Committee engaged WealthPoint, LLC to advise the Committee in connection with year-end 2017 compensation determinations, the structuring of executive compensation for 2018 and the compensation disclosures to be included in this proxy statement. These consultants also assisted the Compensation Committee in determining appropriate peers for purposes of comparing (but not benchmarking) market compensation, and provided other related services.

After considering, among other matters, the absence of any business or personal relationship between the consultants and any member of the Compensation Committee or any executive officer of the Company, the Compensation Committee has concluded the consultants’ services do not raise any conflicts of interest.

Other Compensation Considerations

Stock Ownership Guidelines

The Company’s executive officers as a group have historically maintained a high percentage of ownership of Company stock, especially when compared against other companies in the homebuilding industry. For example, Messrs. Mizel, Mandarich, Martin and Touff beneficially own shares totaling approximately 26% of the Company’s shares. See Beneficial Ownership of Common Stock – Ownership of Directors and Officers, above.

Nonetheless, in response to feedback received from the investor community, the Company has adopted formal equity ownership guidelines for the executive officers in order to expressly promote their continued short and long term financial alignment with the interests of the shareholders of the Company. Under the guidelines, each executive officer is encouraged to acquire and maintain ownership of common stock of the Company having an acquisition value of not less than the following multiple of the executive officer’s base annual salary:

Executive Officer	Multiple
CEO	5X
COO	5X
All Others	1X

To expedite achievement of the goal set forth above, each executive officer who has not yet achieved the goal agrees to retain the shares they acquire through restricted stock awards and the future exercise of employee stock options, net of taxes and any option exercise price, up to the number of shares necessary to achieve the goal. Messrs. Mizel, Mandarich, Martin and Touff have all achieved and maintain the stock ownership goal.

Anti-Hedging and Anti-Pledging Policies

Our Directors and executive officers are prohibited from acquiring an interest in financial instruments intended to hedge or offset any decrease in the market value of the Company’s stock held directly or indirectly by that person. They also are required to inform the Company’s compliance committee and obtain pre-clearance prior to purchasing Company stock on margin, margining Company stock or pledging Company stock as collateral for a loan.

Clawback Policy

In January 2015, based in part on shareholder feedback, the Corporate Governance/Nominating Committee approved a “Clawback” Policy. The Company’s Clawback Policy authorizes the Company to recover compensation previously paid to executive officers of the Company that was based upon any metric contained in a financial statement that was filed with the U.S. Securities and Exchange Commission during the Company’s then-current fiscal year or during one of the three prior fiscal years, which metric was materially restated.

Compensation and Risk Management

As part of its annual risk assessment, the Compensation Committee reviews the Company’s compensation policies and practices to confirm that the programs are designed in a manner that does not motivate individuals or groups to take risks reasonably likely to have a material adverse effect on the Company. Based on the Compensation Committee’s annual risk assessment, the Company believes that its compensation policies and practices for its employees, including executive officers, do not create risks that are reasonably likely to have a material adverse effect on the Company, and that such policies and practices are designed with strong oversight mechanisms in place.

Tax Considerations

Pursuant to Section 162(m) of the Internal Revenue Code, the Company can deduct certain compensation paid to our CEO and the three other most highly paid executives (excluding our CFO) if compensation in excess of $1 million is performance-based. We have structured our Annual and Long-Term Programs with the intention of meeting the requirements for deductibility under Section 162(m), and we believe that in 2017, all compensation paid to our applicable NEOs in excess of $1 million was performance-based.

Section 162(m) was recently amended by the Tax Cuts and Jobs Act, which was signed into law on December 22, 2017. The amendments, effective for tax years beginning after 2017, restrict deductibility for federal income tax purposes of annual individual compensation in excess of $1 million to the NEOs, subject to a transition rule for written binding contracts that were in effect on November 2, 2017, and that were not modified in any material respect on or after such date. In the past, the Section 162(m) deductibility limitation was subject to an exception for compensation that qualified as “performance-based”. Our compensation programs were designed to permit our Company to qualify for the “performance-based” exception, although the Company reserved the right to pay compensation that did not qualify as “performance-based”. While the Compensation Committee has considered the deductibility of compensation as a factor in making compensation decisions, it has retained the flexibility to provide compensation that is consistent with the Company’s goals for its executive compensation program, even if such compensation would not be fully tax-deductible. The Compensation Committee is continuing to assess the impact of Section 162(m), as amended, on our compensation programs.

Medical Insurance Benefits

Under the terms of their respective employment agreements, each of the CEO and COO is entitled to medical insurance benefits for the duration of his life (described in more detail below under “Employment Agreements”).

Other Compensation

In 2017 our executive officers also received compensation in the form of 401(k) employer contributions, incremental travel expenses incurred by the Company in support of not-for-profit organizations (as approved by the Board) and cell phone allowances.

The Board has determined that it is in the best interests of the Company for its CEO and its COO to use the Company's aircraft for non-Company purposes, when the aircraft is not being employed in the ordinary course of Company business. The CEO and the COO reimburse the Company for their non-Company use of the aircraft.

The objective of these benefits is to provide amenities to the CEO and COO that allow them to more efficiently utilize their time and to support them in effectively contributing to the success of the Company.

EMPLOYMENT AGREEMENTS

Messrs. Mizel and Mandarich

The Company entered into employment agreements with Mr. Mizel and Mr. Mandarich, which have been amended over time and most recently as of October 18, 2013. The agreements provide for the executives' continued employment with the Company: Mr. Mizel as Chairman and Chief Executive Officer, and Mr. Mandarich as President and Chief Operating Officer. The agreements specify a minimum base salary, incentive compensation and medical benefits during the executive's employment as well as medical benefits upon the executive's retirement, disability or termination.

On March 8, 2012, the employment agreements were amended to provide a double trigger on the non-equity vesting portions of the agreements’ change-in-control provision and to increase the percentage threshold in the change-in-control definition from 20% to 50%.

On October 18, 2013 the Company reached agreements (collectively, the “Second Amendments”) with the CEO and COO for the early termination, as of June 30, 2013, of the non-qualified retirement benefits contained in their respective employment agreements.

Material terms of the employment agreements are summarized below.

Employment Term: The agreements automatically extend for two-year terms unless (1) the Company or the executive elects to terminate by six months written notice, or (2) the executive is terminated earlier. Neither party has given notice of termination.

Base Salaries: Mr. Mizel's base salary may not be less than $1,000,000 per year. Mr. Mandarich's base salary may not be less than $830,000 per year. The base salary for the executive may only be reduced below his prior year's base salary with the consent of the executive and the Company.

Incentive Compensation: Messrs. Mizel and Mandarich participate in the Company’s incentive compensation plans (“Performance Plans”).

Medical Insurance Benefits: The Company provides medical insurance benefits to Messrs. Mizel and Mandarich for the duration of their lives. This applies to each of them while he is employed and for the rest of his life after employment. The medical insurance coverage and benefits are at least comparable to those provided to the executive at the time the agreement was signed. The medical insurance benefits also provide comparable coverage for the executive's spouse for the duration of the executive's life and, if she survives the executive, for an additional sixty months after his death.

Long-Term Disability Benefits: The Company will provide the executive with long-term disability benefits. Under the benefits, the annual after-tax amount received by the executive would equal the after-tax amount of his base salary for the year in which he becomes disabled. This long-term disability benefit would be paid monthly until the earlier of the end of the executive's disability or prior to his becoming totally disabled. If the executive dies or becomes totally disabled during his employment, he or his estate will be entitled to receive all benefits earned under his Performance Plan and equity plans.

Vacation: The executive is entitled to receive six weeks of vacation each year without carryover from year to year.

Termination for Cause: The executive may be terminated for cause, as defined in their employment agreements. If either is terminated for cause, he will only be entitled to his base salary earned through the date of termination and will not be entitled to any other amounts under his employment agreement.

Termination Without Cause: If the executive is terminated without cause he will be entitled to receive:

●	an amount equal to his aggregate base salary during the three years prior to his termination; and
●	an amount equal to 300%, for Mr. Mizel, and 200%, for Mr. Mandarich, of the annual incentive compensation paid for the year prior to termination.

In addition, the executive's options and other rights under the equity plans would vest immediately and the executive, his spouse and his dependents would be entitled to continued medical benefits. Under the employment agreements, termination without cause includes the Company's election not to extend the term of the employment agreement and the Company's termination of the Performance Plans.

Change in Control Provisions: If a change in control of the Company occurs, all of the options, dividend equivalents and other rights granted to Messrs. Mizel and Mandarich under the equity plans and other Company plans would accelerate and become exercisable immediately before the occurrence of the transaction that caused the change in control. If the transaction is not completed, the options would remain subject to the restrictions to which they were originally subject.

If a change in control occurs, followed within two years by a material change, the executive can terminate his employment (if he has not already been terminated) within thirty days of the material change. If the executive terminates his employment due to a change in control, then:

●	he will receive an amount equal to his aggregate base salary during the three years prior to his termination;
●	he will receive an amount equal to 300%, for Mr. Mizel, and 200%, for Mr. Mandarich, of the annual incentive compensation paid for the year prior to termination;
●	he will be entitled to the accelerated vesting of options and rights; and
●

if the change in control involved a two-tier tender offer, at the executive's election the Company will either: (1) pay the executive the difference between the exercise price of the otherwise unvested options and the price offered in the first tier; or (2) adjust the option terms to provide the executive with an equivalent value.

Excess Parachute Payments: Certain payments that Messrs. Mizel and Mandarich may receive could be subject to an excise tax as an "excess parachute payment" under the Internal Revenue Code. This could occur following a change in control, a material change, or through other payments made to the executives. In their employment agreements, Messrs. Mizel and Mandarich have agreed to be paid those amounts, if any, in annual installments and over the shortest period of time in which they may be paid and not be treated as "excess parachute payments."

Change in Control and Material Change Defined

A "change in control," which is defined more fully in the employment agreements, occurs when:

●

a report on Schedule 13D is filed with the SEC that discloses that any person is the beneficial owner of fifty percent (50%) or more of the combined voting power of the then-outstanding securities of the Company. However, it will not be a change in control if that person is the Company or one of its subsidiaries, an employee benefit plan sponsored by the Company, or any Director as of the date of the employment agreements or his or her affiliate;

●

any person purchases securities through a tender offer or exchange offer if after the offer is completed the person in question is the beneficial owner of fifty percent (50%) or more of the combined voting power of the then-outstanding securities of the Company. However, it will not be a change in control if that person is the Company or one of its subsidiaries, an employee benefit plan sponsored by the Company, or any Director as of the date of the employment agreements or his or her affiliate;

●	the Company's shareholders approve a consolidation or merger after which the Company would not be the continuing or surviving corporation;
●	the Company's shareholders approve a consolidation or merger in which shares of Company's common stock would be converted into cash, securities or other property;
●	the shareholders approve any sale, lease, exchange or other transfer of all or substantially all the assets of the Company; or
●

the majority of the Board of Directors ceases to be composed of Directors who were on the Board at the beginning of any twelve-month period. However, it will not be a change in control if the election or nomination of each new director was approved by the vote of two-thirds of the Directors in office who were directors at the beginning of that twelve month period.

A "material change," which is defined more fully in the employment agreements, occurs when:

●	the Company makes certain adverse changes in the executive's reporting relationship, titles, functions or duties;
●	the Company (without the executive’s consent) terminates the Performance Plans or amends them to provide for reduced payments to the executive;
●	the Company assigns or reassigns the executive, without his written permission, to another place of employment 50 miles or more from his residence;
●

the Company reduces the executive's base salary, annual incentive compensation, retirement benefits, long-term incentive compensation, or the manner in which the compensation is determined, or breaches the employment agreement; or

●	a purchaser of all or substantially all of the Company's assets or any successor or assignee of the Company fails to assume the employment agreement.

See "Potential Payments Upon Termination or Change in Control" below for additional information.

Certain Other Change in Control Agreements

Mr. Martin and Mr. Touff entered into change in control agreements with the Company effective May 23, 2015 and July 30, 2008, respectively. Each agreement will terminate on the earlier of termination of employment or the end of the current one-year term of the agreement. However, unless either party to the agreement elects by notice in writing delivered to the other at least 90 days prior to December 31 of the current term, the term of the agreement will be renewed automatically for successive one-year terms. In addition, if the agreement has not been terminated prior to a change in control (as defined below), upon a change in control, the term of the agreement will extend automatically following such change in control for two years.

The definition of change in control is generally the same as the definition in the description of the employment agreements above.

For purposes of Messrs. Martin’s and Touff’s agreements, a change in control event occurs if a change in control is followed by a material change within two years. A material change is defined in the agreements to occur if:

●	employment is terminated without cause (as defined in the agreements);
●	the Company makes certain adverse changes in the employee's reporting relationship, titles, functions or duties;
●	the Company assigns or reassigns the employee, without his written permission, to another place of employment more than fifty miles from his current place of employment;
●

the Company reduces the employee's base salary, annual or long-term incentive compensation, or the manner in which the compensation is determined unless the reduction applies to other officers of the Company; or

●	a purchaser of all or substantially all of the Company's assets or any successor or assignee of the Company fails to assume the agreement.

Pursuant to each agreement, if a change in control event occurs, the employee may elect within 90 days after the change in control event to terminate his employment, if not previously terminated by the Company, and to receive a change in control payment. The change in control payment (to be paid upon termination of employment by either the Company or the employee) equals two times the sum of: (i) the employee’s annual base salary in effect immediately prior to the change in control event, plus (ii) the amount of the employee’s last regular annual bonus, provided that the amount of the annual bonus shall not exceed 50% of the annual base salary in effect immediately prior to the change in control event.

If a change in control event occurs, the employee also would be entitled to continue to participate in the Company's employee benefit plans, policies and arrangements that provide insurance and medical benefits on the same basis as provided prior to the change in control event for a period of twelve months after the date of termination of his employment.

If a change in control as defined above occurs, all options, dividend equivalents and other rights granted to the employee under any Company equity incentive plan will be accelerated and become exercisable immediately prior to the closing of the change in control. If the change in control is not concluded, the election to exercise such options and other rights shall be of no effect and the options shall remain subject to their original restrictions.

Any amounts payable pursuant to the change in control agreement are in addition to any payments otherwise payable to the employee pursuant to any agreement, plan or policy of the Company. Certain payments that the employee may receive could be subject to an excise tax as an "excess parachute payment" under the Internal Revenue Code. This could occur following a change in control or a change in control event, either alone or together with other payments made to the employee. In the agreement, the employee has agreed to be paid those amounts, if any, in annual installments and over the shortest period of time in which they may be paid and not be treated as "excess parachute payments."

See "Potential Payments Upon Termination or Change in Control" below for additional information.

The Compensation Committee believes that the potential payments in these limited change in control circumstances fit well within the Company's overall compensation philosophy. The termination and change in control payments are calculated based on the base salaries and the annual bonuses paid to the executives. The Committee believes that the long-term interests of our shareholders are aligned with the executives in that their compensation is, in turn, aligned with the success of the Company. The potential change of control compensation varies with the compensation previously paid to the executive, affords stability to the Company's leadership and is consistent with the philosophy of the Committee to provide compensation that assures retention, incentive and reward to the executive team.

COMPENSATION COMMITTEE REPORT

The following Report of the Compensation Committee shall not be deemed to be "filed" with the SEC or to be subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended. The report shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except that it will be deemed "furnished" in the Company's Annual Report on Form 10-K for 2017, but shall not be deemed incorporated by reference into any filing as a result of being furnished in the Annual Report.

The Compensation Committee hereby confirms that it has reviewed and discussed the Compensation Discussion and Analysis with management and, based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE Raymond T. Baker, Chairman Herbert T. Buchwald

SUMMARY COMPENSATION TABLE

For the fiscal years ended December 31, 2017, 2016 and 2015, the following table summarizes the compensation of the Company’s named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) [1]	Option Awards ($) [2]	Non-Equity Incentive Plan Compensation ($) [3]	All Other Compensation ($)	Total ($)
Larry A. Mizel,	2017	$1,000,000	N/A	$4,471,044	N/A	$4,000,000	$124,414	$9,595,458
Chairman and CEO	2016	$1,000,000	N/A	$3,106,994	N/A	$3,600,000	$81,765	$7,788,759
	2015	$1,000,000	N/A	N/A	$5,620,000	$4,000,000	$76,698	$10,696,698
David D. Mandarich,	2017	$830,000	N/A	$4,471,044	N/A	$4,000,000	$8,460	$9,309,504
President and Chief Operating	2016	$830,000	N/A	$3,106,994	N/A	$3,600,000	$8,310	$7,545,304
Officer	2015	$830,000	N/A	N/A	$5,620,000	$4,000,000	$5,574	$10,455,574
Robert N. Martin,	2017	$576,923	$600,000	$1,092,746	N/A	N/A	$8,820	$2,278,489
Senior Vice President, Chief	2016	$400,000	$500,000	$626,994	N/A	N/A	$8,670	$1,535,664
Financial Officer and Principal Financial Officer	2015[4]	$341,923	$375,000	$525,693	$74,472	N/A	$5,948	$1,323,036
Michael Touff,	2017	$394,609	$400,000	$49,975	$-	N/A	$8,820	$853,404
Senior Vice President and	2016	$353,279	$400,000	$-	$-	N/A	$8,670	$761,949
General Counsel	2015	$353,279	$353,279	$49,980	$166,083	N/A	$5,948	$928,569

[1]The amounts shown in the "Stock Awards" column are based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of the following:

2017
- For Messrs. Mizel, Mandarich and Martin, Performance Share Units ("PSUs") were granted to each individual on June 20, 2017. These awards are performance based, and, therefore, the amounts in the table above include $3,571,128, $3,571,128 and $892,782 for Messrs. Mizel, Mandarich and Martin, respectively, reflecting the aggregate grant date fair value of the awards ($30.06 per share on the date of grant) multiplied by the probable outcome of the performance conditions as of the grant date. Assuming achievement of the highest level of performance for these awards, the grant date fair value of the performance-based equity awards for Messrs. Mizel, Mandarich and Martin total $7,142,256, $7,142,256 and $1,785,564, respectively.
- For each of Messrs. Mizel and Mandarich, this column also includes $899,990 in Restricted Stock Awards ("RSAs") that were granted February 2, 2017 pursuant to the 2016 performance goals established under the terms of the shareholder-approved Performance-Based Plan.
- For Mr. Martin and Mr. Touff, this column also includes $199,982 and $49,975, respectively, in RSAs that were granted on February 2, 2017 based on their 2016 performance.

2016
- For Messrs. Mizel, Mandarich and Martin, PSUs were granted to each individual on July 25, 2016. These awards are performance based, and, therefore, the amounts in the table above include $2,107,000, $2,107,000 and $527,000 for Messrs. Mizel, Mandarich and Martin, respectively, reflecting the aggregate grant date fair value ($21.23 per share) of the awards multiplied by the probable outcome of the performance conditions as of the grant date. Assuming achievement of the highest level of performance for these awards, the grant date fair value of the performance-based equity awards for Messrs. Mizel, Mandarich and Martin total $4,815,000, $4,815,000 and $1,204,000, respectively.
- For each of Messrs. Mizel and Mandarich, this column also includes $999,994 in Restricted Stock Awards ("RSAs") that were granted February 3, 2016 pursuant to the 2015 performance goals established under the terms of the shareholder-approved Performance-Based Plan.
- For Mr. Martin, this column also includes $99,994 in RSAs that were granted on January 25, 2016 based on his 2015 performance.

For a description of assumptions used in valuing the awards, please see Note 20 (Stock Based Compensation) to the Consolidated Financial Statements in the Company's Annual Report on Form 10-K, for the year ended December 31, 2017.

[2]The amounts shown in the "Option Awards" column are based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. No option awards were granted in 2017 or 2016. For Messrs. Mizel and Mandarich in 2015, the 1.134 million option awards were market performance based, were assigned a fair value of $4.96 per share on the date of grant using a Monte Carlo simulation model, and were expensed on a straight-line basis through the end of the 2016 second quarter. For a description of the assumptions used in valuing the awards, please see Note 20 (Stock Based Compensation) to the Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2017.

[3]These non-equity incentive plan compensation amounts were paid in cash in accordance with the terms of the shareholder-approved Performance-Based Plan, as in effect for the year indicated, as compensation for that year's performance. The amounts were paid in the subsequent year.

4Mr. Martin's base salary of $375,000 (annualized) in 2015 was determined as part an arm's length negotiation as part of his promotion to Senior Vice President, Chief Financial Officer and Principal Financial Officer on May 22, 2015. In addition, as part of those negotiations, in May 2015, Mr. Martin was granted a stock option covering 15,000 shares of common stock and an award of 15,000 shares of restricted stock. The stock option has a life of ten years and becomes exercisable as to 25% of the shares over four years, beginning on the first anniversary of the date of the award. The restriction on the restricted stock will lapse as to 33-1/3% of the shares on each of the third, fourth and fifth anniversaries of the date of grant.

All Other Compensation

The table below provides a breakdown of all other compensation for 2017 for the named executive officers:

Name	Non- Business Use of Aircraft		401(k) Match [2]	Other [3]	Total
Larry A. Mizel	--	[1]	$8,100	$116,314	$124,414
David D. Mandarich	--	[1]	$8,100	$360	$8,460
Robert N. Martin	--		$8,100	$720	$8,820
Michael Touff	--		$8,100	$720	$8,820

1 The incremental costs of non-business use of the Company's aircraft are calculated as the total variable operating costs directly associated with non-business trips, which include fuel, pilot travel related costs, catering, landing fees, flight communications and trip-related maintenance (the “Incremental Cost”). For their non-business use of the aircraft in 2017, Messrs. Mizel and Mandarich each reimbursed the Company amounts in excess of the Incremental Cost to the Company.

2 401(k) match represents amounts paid in 2018 based on 2017 401(k) deferrals.

3 For Mr. Mizel, the amount shown for “Other” includes $115,594 of Incremental Costs incurred by the Company in support of Mr. Mizel's service to not-for-profit organizations, consistent with the Company’s commitment to sustainability and as approved by the Company's Board. The remainder of the amount shown for Mr. Mizel and all of the amounts shown for the other NEOs represent cell phone allowances.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information, as of December 31, 2017, with respect to the Company’s existing equity compensation plans.

Plan category	(a) Shares to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a))
Equity compensation plans approved by shareholders	5,642,623	25.22	2,333,141
Equity compensation plans not approved by shareholders	--	--	--
Total	5,642,623	25.22	2,333,141

GRANTS OF PLAN-BASED AWARDS IN 2017

The following table sets forth certain information with respect to awards granted during 2017 to our named executive officers. All equity awards were made under the 2011 Equity Incentive Plan.

		Estimated payouts under equity incentive plan awards [2]			All other stock awards: Number of shares of stock		Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)	or units (#)		Award ($)
Larry A. Mizel	02/02/2017				34,776	[1]	$899,990
Larry A. Mizel	06/20/2017	59,400	118,800	237,600			$3,571,054
David D. Mandarich	02/02/2017				34,776	[1]	$899,990
David D. Mandarich	06/20/2017	59,400	118,800	237,600			$3,571,054
Robert N. Martin	02/02/2017				7,727	[3]	$199,982
Robert N. Martin	06/20/2017	14,850	29,700	59,400			$892,764
Michael Touff	02/02/2017				1,931	[3]	$49,975

1 The restricted stock award will vest equally over three years, starting with December 31, 2019. Dividends are paid on the restricted stock. The restricted stock granted in 2017 was based on 2016 performance.

2 The PSUs will be earned based upon the Company’s performance, over a three year period commencing April 1, 2017 and ending March 31, 2020 (the “Performance Period”), measured by increasing average home sale revenues over the Base Period. The “Base Period” for the awards is April 1, 2016 to March 31, 2017. The awards are conditioned upon the Company achieving a minimum average gross margin from home sales percentage (excluding impairments) of at least fifteen percent (15%) over the Performance Period. If Performance Revenues exceed the Base

Revenues by at least 5% but less than 10% (“Threshold Goals”), 50% of the Target Goals will be earned. If Performance Revenues exceed the Base Revenues by at least 20%, 200% of the Target Goals will be earned (“Maximum Goals”). The number of PSUs earned under these grants shall be adjusted to be proportional to the partial performance between the Threshold Goals, Target Goals and Maximum Goals.

3 The restricted stock awards will vest equally over three years, starting with the first anniversary of the grant date. Dividends are paid on the restricted stock.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2017

The table below sets forth information with respect to all unexercised options, unvested restricted stock and unvested performance stock units awarded to our named executive officers that were outstanding as of December 31, 2017.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested ($)
Larry A. Mizel	102,060		-		25.91	12/30/2018	-		-	-		-
	102,060		-		28.50	12/30/2018	-		-	-		-
	102,060		-		27.31	12/31/2019	-		-	-		-
	102,060		-		30.03	12/31/2019	-		-	-		-
	102,060		-		25.39	12/30/2020	-		-	-		-
	102,060		-		27.93	12/30/2020	-		-	-		-
	567,000		-		21.56	3/8/2022	-		-	-		-
	1,134,000	[1]	-		25.03	5/18/2025	-		-	-		-
	-		-		-	-	54,702	[2]	1,743,900	-		-
	-		-		-	-	34,776	[3]	1,108,659	-		-
	-		-		-	-	-		-	56,700	[4]	1,807,596
	-		-		-	-	-		-	59,400	[5]	1,893,672
David D. Mandarich	102,060		-		25.91	12/30/2018	-		-	-		-
	102,060		-		28.50	12/30/2018	-		-	-		-
	102,060		-		27.31	12/31/2019	-		-	-		-
	102,060		-		30.03	12/31/2019	-		-	-		-
	102,060		-		25.39	12/30/2020	-		-	-		-
	102,060		-		27.93	12/30/2020	-		-	-		-
	567,000		-		21.56	3/8/2022	-		-	-		-
	1,134,000	[1]	-		25.03	5/18/2025	-		-	-		-
	-		-		-	-	54,702	[2]	1,743,900	-		-
	-		-		-	-	34,776	[3]	1,108,659	-		-
	-		-		-	-	-		-	56,700	[4]	1,807,596
	-		-		-	-	-		-	59,400	[5]	1,893,672
Robert N. Martin	8,505		-		18.47	1/26/2022	-		-	-		-
	11,340		-		30.74	11/27/2022	-		-	-		-
	8,505		2,835	[6]	27.37	1/22/2024	-		-	-		-
	8,505		8,505	[7]	24.96	5/23/2025	-		-	-		-
	-		-		-	-	1,519	[8]	48,426	-		-
	-		-		-	-	17,010	[9]	542,279	-		-
	-		-		-	-	3,663	[10]	116,776	-		-
	-		-		-	-	7,727	[11]	246,337	-		-
	-		-		-	-	-		-	14,175	[4]	451,899
	-		-		-	-	-		-	14,850	[5]	473,418

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested ($)
Michael Touff	34,020	-		27.31	12/31/2019	-		-	-	-
	18,900	9,450	[12]	34.96	2/1/2023	-		-	-	-
	9,450	18,900	[13]	25.56	2/6/2024	-		-	-	-
	14,175	14,175	[14]	21.98	1/26/2025	-		-	-	-
	-	-		-	-	756	[15]	24,101	-	-
	-	-		-	-	1,931	[16]	61,560	-	-

1 This option had a vesting period of five years, one third of the option shares to vest as of each of the third, fourth, and fifth anniversary dates of the grant of the option; provided that all unvested option shares would vest immediately in the event the closing price of the Company’s stock, as reported by the New York Stock Exchange, in any 20 out of 30 consecutive trading days closed at a price equal to or greater than 120% of the closing price on the date of grant. During the 2017 second quarter, the market-based condition was achieved and, as a result, the shares fully vested and became exercisable. The option exercise price is equal to the closing price of the Company’s common stock on the date of grant, which was $25.03.

2 The restrictions on these shares lapse as to 33-1/3% of the shares covered thereby on each of December 31, 2018, 2019 and 2020.

3 The restrictions on these shares lapse as to 33-1/3% of the shares covered thereby on each of December 31, 2019, 2020 and 2021.

4 The PSUs will be earned based upon the Company’s performance, over a three year period commencing July 1, 2016 and ending June 30, 2019. For more detail of the vesting terms see Note 20 (Stock Based Compensation) to the Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2017.

5 The PSUs will be earned based upon the Company’s performance, over a three year period commencing April 1, 2017 and ending March 31, 2020. For more detail of the vesting terms see GRANTS OF PLAN-BASED AWARDS IN 2017 section above or Note 20 (Stock Based Compensation) to the Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2017.

6 This option vests as to 100% of the remaining shares on January 22, 2018.

7 This option vests as to 50% of the remaining shares each of May 23, 2018 and 2019.

8 The restrictions on these shares lapse as to 100% of the shares on January 21, 2018.

9 The restrictions on these shares lapse as to 33-1/3% of the shares on each of May 23, 2018, 2019 and 2020.

10 The restrictions on these shares lapse as to 50% of the shares on each of January 25, 2018 and 2019.

11 The restrictions on these shares lapse as to 33-1/3% of the shares on each of February 2, 2018, 2019 and 2020.

12 This option vests as to 100% of the remaining shares on February 1, 2018.

13 This option vests as to 50% of the remaining shares on each of February 6, 2018 and 2019.

14 This option vests as to 50% of the remaining shares on each of January 26, 2018 and 2019.

15 The restrictions on these shares lapse as to 100% of the shares on January 26, 2018.

16 The restrictions on these shares lapse as to 33-1/3% of the shares on each of February 2, 2018, 2019, and 2020.

OPTION EXERCISES AND STOCK VESTED IN 2017

The following table provides additional information about value realized by the named executive officers on option award exercises and restricted stock award vestings during the year ended December 31, 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Larry A. Mizel	-	-	-	$-
David D. Mandarich	-	-	-	$-
Robert N. Martin	-	-	4,789	$128,240
Michael Touff	84,000	676,766	1,301	$35,708

PENSION BENEFITS AT DECEMBER 31, 2017

The following table shows, as of December 31, 2017, the present value of accumulated post-retirement medical insurance benefits under the employment agreements of Mr. Mizel and Mr. Mandarich.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Medical Insurance Benefits ($)	Payments During Last Fiscal Year ($)
Larry A. Mizel	Employment Agreement	N/A	$178,534	N/A
David D. Mandarich	Employment Agreement	N/A	$271,466	N/A
Robert N. Martin	N/A	N/A	N/A	N/A
Michael Touff	N/A	N/A	N/A	N/A

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table shows potential payments to our named executive officers under existing contracts for various scenarios involving a change in control or termination of employment, assuming a triggering event on the last business day of 2017. Please see the narrative above under "Employment Agreements" and "Certain Other Change in Control Agreements" for a description of payments contemplated by these agreements.

Name	Benefit	Termination w/o Cause or Material Change		Change in Control		After Change in Control – Material Change or w/o Cause[1]		Voluntary Termination		Death		Disability
Larry A. Mizel	Severance Pay	$3,000,000	[2]			$3,000,000	[2]
	Ann. Incentive Comp.	$10,800,000	[3]			$10,800,000	[3]
	Stock/Option Vesting	$6,553,827	[4]	$6,553,827	[4]	$6,553,827	[4]			$1,378,474	[11]	$1,378,474	[11]
	Health Care Benefits	$178,534	[5]			$178,534	[5]	$178,534	[5]	$67,616	[5]	$178,534	[5]
David D. Mandarich	Severance Pay	$2,490,000	[2]			$2,490,000	[2]
	Ann. Incentive Comp.	$7,200,000	[3]			$7,200,000	[3]
	Stock/Option Vesting	$6,553,827	[4]	$6,553,827	[4]	$6,553,827	[4]			$1,378,474	[11]	$1,378,474	[11]
	Health Care Benefits	$271,466	[5]			$271,466	[5]	$271,466	[5]	$100,001	[5]	$271,466	[5]
Robert N. Martin	Severance Pay					$1,200,000	[6]
	Bonus Payment					$600,000	[7]
	Stock/Option Vesting	$1,879,135	[8]	$1,950,749	[9]	$1,950,749	[9]			$344,618	[11]	$344,618	[11]
	Health Care Benefits					$20,236	[10]
Michael Touff	Severance Pay					$800,000	[6]
	Bonus Payment					$400,000	[7]
	Stock/Option Vesting	$85,662	[8]	$443,071	[9]	$443,071	[9]
	Health Care Benefits					$-	[10]

1 Following both a change in control and a material change, Messrs. Mizel, Mandarich, Martin and Touff may elect to terminate employment and receive the identified benefits.

2 Calculated as the aggregate base salary earned by the executive during the prior three years. This amount does not include any amount that may be payable upon a two-tier tender offer that results in a change of control. See footnote 4 below.

3 Under the executive's employment agreement, this is calculated as of December 31, 2017 at 300% for Mr. Mizel and 200% for Mr. Mandarich of the "Annual Incentive Compensation" paid for 2016.

4 Amount is the value of unvested restricted stock at December 31, 2017 plus an amount representing the difference between MDC’s stock price at December 29, 2017 and the exercise price of unvested options, to the extent that the stock price exceeds the exercise price. Under the executive's employment agreement, the vesting of all options, dividend equivalents and other rights granted under equity incentive plans and any other Company plans would be accelerated so as to permit the executive to fully exercise all outstanding options and rights, if any, granted to the executive. In the event a change in control involves a two-tier tender offer, the Company would pay the executive (at the executive's election) the difference between the exercise price of the otherwise unvested options and the price offered in the first tier, or adjust the option terms to provide the executive with an equivalent value. In addition, this amount also includes the value of all unvested performance share units pursuant to the terms of the performance share unit grant agreement.

5 The amount shown is the total projected medical insurance benefit obligation for the executive, which would provide medical benefits that are at least comparable to those provided to the executive at the time his employment agreement was signed. After the end of his employment term, the date the executive becomes totally disabled, the date of the executive's termination without cause or the executive's election to terminate his employment following a change in control (but not in the event of termination for cause), the Company will pay the medical insurance benefit for the duration of the executive's life. The medical insurance benefit also provides comparable coverage for the executive's spouse for duration of the executive's life and, if she survives him, for an additional 60 months after his death. This amount is estimated based on 2017 costs incurred by the Company.

6 Upon the occurrence of the specified event, Messrs. Martin and Touff shall be entitled to receive an amount equal to 200% of their respective annual base salaries.

7 For each of Messrs. Martin and Touff the amount is calculated as two times the amount equal to each named executive’s last regular annual bonus, provided that for these purposes, such regular annual bonus amount shall not exceed 50% of his annual base salary at the rate in effect immediately before the change in control event.

8 Represents the value of all unvested restricted stock and performance share unit awards, which would become fully vested upon a termination by the Company without cause pursuant to the terms of the restricted stock award agreement.

9 Amount is the value of unvested restricted stock at December 29, 2017, plus an amount representing the difference between MDC’s stock price at December 29, 2017 and the exercise price of unvested options, to the extent that the stock price exceeds the exercise price. If a change in control occurs, all options, dividend equivalents and other rights granted to the employee under any Company equity incentive plans shall be accelerated and shall become exercisable immediately prior to the closing of the change in control so as to permit the employee fully to exercise all outstanding options and rights.

10 The employee shall also be entitled to continue to participate in each of the Company's employee benefit plans, policies or arrangements which provide insurance and medical benefits on the same basis as was provided to the employee prior to the change in control event for a period of 12 months after the date of termination of employee's employment. This amount is estimated based on 2017 costs incurred by the Company.

11 These amounts represent the pro rata value of each executive’s performance share units at December 31, 2017, upon death of disability, pursuant to the terms of the performance share unit grant agreements.

2017 DIRECTOR COMPENSATION

Our Board periodically reviews Director compensation in collaboration with its compensation consultant and with reference to comparable individual and peer group director fees and prevailing market practices. The Board takes into consideration a number of specific factors attributable to our directors’ service on the Board, including the Company’s higher-than-usual frequency of our Board and Audit Committee meetings, which are conducted on a regular monthly basis, with special actions taken during the month, as required, and significant preparation before each meeting. Our Directors are engaged and active, and they are expected to attend monthly meetings prepared to thoughtfully participate in and meaningfully contribute to Boardroom discussions.

During 2017, each Director (excluding the Lead Director) who was not an officer of the Company ("Non-Employee Director") was paid $5,000 per month as a retainer and $3,000 per meeting for attending Board meetings. Each respective Board committee member (excluding the Lead Director) was paid $3,000 per meeting for attending meetings of the Audit Committee, and $2,500 per meeting for attending meetings of the Compensation and the Corporate Governance/Nominating Committees. Each Director on the Legal Committee (also excluding the Lead Director) received $2,000 per month for service on that committee. The chairmen of the Audit Committee, the Compensation Committee and the Corporate Governance/Nominating Committee each received a retainer (in addition to meeting fees) in the amount of $1,250 per month. In consideration for performing all of the duties and responsibilities of the Lead Director, Mr. Buchwald received monthly compensation of $32,500 during 2017, in lieu of all other cash compensation paid to independent Directors, including retainer fees and Board and committee meeting fees.

Mr. Berman received a retainer of $2,000 per month during 2017 for services as a director of HomeAmerican. There were four meetings of the HomeAmerican board during 2017. Mr. Berman attended all of the meetings.

In November 2017, the independent Directors of the Board determined that the Lead Director, Mr. Buchwald would receive the following retirement benefit: a fee of $32,500 per month for sixty months beginning on the date that he ceases to serve as a Director of the Company for any reason other than a termination of service for cause, and, in the event of his death before or during the sixty-month period, the monthly payments will be reduced to $25,000 and be payable to his estate. In any event, no payments shall be made after November 20, 2026 regardless of the date Mr. Buchwald ceases to serve as a Director of the Company. In determining to grant this form of compensation to Mr. Buchwald, the independent directors considered his dedicated independent service to the Board for more than two decades. The Directors noted that he continues to provide critical board room skills in real estate development, law and accounting, and remains committed to engaged attendance and guidance at Board and committee meetings. He has also led the Board’s shareholder engagement efforts in recent years. His independent leadership and perspective in the boardroom continues to be significant in ensuring sound and effective boardroom oversight of Company strategy, governance, executive compensation, investor engagement and sustainable business practices that remain drivers of long-term shareholder value creation.

Pursuant to the M.D.C. Holdings, Inc. 2011 Director Plan, approved by the shareholders in 2011 and amended with shareholder approval in 2016, each Non-Employee Director is granted a vested option to purchase 25,000 shares of common stock annually. The options are not exercisable until six months after grant. In lieu of an option, each Non-Employee Director can elect in advance to receive a restricted stock award that would result in the same expense to the Company as the stock option. Each restricted stock award vests on March 1st of the following year. Each Director also is reimbursed for expenses related to his attendance at Board of Directors and committee meetings.

The following table sets forth information regarding the compensation of the Company's Non-Employee Directors for the fiscal year ended December 31, 2017. The two Directors (Messrs. Mizel and Mandarich) who are executive officers receive no compensation for serving as Directors in addition to the compensation received as executive officers.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) [1]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) [2]	All Other Compensation ($) [3]	Total ($)
Raymond T. Baker	$164,000	$155,230	N/A	N/A	$319,230
Michael Berman	$120,000	$155,230	N/A	N/A	$275,230
David E. Blackford	$137,500	$155,230	N/A	33,313	$326,043
Herbert T. Buchwald	$390,000	$155,230	$1,500,000	33,313	$2,078,543
Courtney L. Mizel	$56,000	$155,230	N/A	N/A	$211,230
Paris G. Reece III	$144,000	$155,230	N/A	N/A	$299,230
David Siegel	$152,500	$155,230	N/A	33,313	$341,043

1 Each Non-Employee Director was granted a restricted stock award on August 1, 2017. The dollar amount shown for each Director is the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For details on the assumptions used to calculate the fair value of options granted, see Note 20 (Stock Based Compensation) to the Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2017.

2 As noted in the 2017 DIRECTOR COMPENSATION section above, the independent directors of the Board awarded Mr. Buchwald a retirement benefit on November 2017, in light of his service and commitment to both the Board and the Company. The amount in this column reflects the establishment of a liability based on the estimated present value of accumulated Retirement Benefits provided for Mr. Buchwald. This amount does not represent realized compensation; rather, it represents accounting accruals related to the benefits required under Generally Accepted Accounting Principles (GAAP).

3 The amounts shown for “Other” represent Incremental Costs incurred by the Company in support of these Board members’ service to not-for-profit organizations, consistent with the Company’s commitment to sustainability.

CEO PAY RATIO DISCLOSURE

Pursuant to SEC rules, to determine our median employee, we used W-2 compensation for our entire employee population, all of whom are located within the United States. As of December 31, 2017, we identified our median employee (excluding our CEO from the calculation). For the fiscal year ended December 31, 2017, we calculated the median employee’s total compensation using the same methodology that we used to calculate the total compensation for our CEO. The 2017 annual total compensation of the median employee and our CEO, respectively, were $80,186 and $9,595,458. The ratio of the 2017 annual total compensation for our CEO to that of our median employee was 120 to 1.

COMPENSATION POLICIES AND PRACTICES AND RISK MANAGEMENT

The Company believes that its compensation policies and practices for its employees, including executive officers, do not create risks that are reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The following persons served as members of the Compensation Committee during 2017: Raymond T. Baker and Herbert T. Buchwald. None of the committee members were, during the last fiscal year, officers or employees of the Company, none were formerly officers of the Company and none had a material interest in a "related person" transaction since the beginning of 2017. During 2017, none of our executive officers served as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our Board or Compensation Committee.

PROPOSAL TWO	ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act, as amended and SEC Rule 14a-21(a), we are providing our shareholders the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our named executive officers (say-on-pay), which is described in this Proxy Statement.

“RESOLVED, that the shareholders hereby approve on an advisory basis the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

We have been providing these advisory votes on an annual basis. The 2017 advisory vote resulted in more than 94% of the votes cast in favor of the advisory resolution. The next advisory say-on-pay vote will be held at our 2019 Annual Meeting of Shareholders.

As described above under “Compensation Discussion and Analysis,” we believe that our ability to retain and motivate named executive officers with the skills, experience and capacity to succeed in our competitive industry has been essential to the success of our Company and a significant factor in creating long-term value for our shareholders. Our compensation philosophy recognizes the value of rewarding our executive officers for their past performance and motivating them to continue to excel in the future. We endeavor to deliver fair and appropriate compensation to our executive officers that is in the best interests of the Company and its shareholders.

The Board of Directors believes the Company’s compensation programs are tailored to retain and motivate key executives in alignment with maintaining and creating long-term value for our shareholders. The Board of Directors urges you to review carefully the Compensation Discussion and Analysis section of this Proxy Statement, which describes our compensation philosophy and programs in greater detail.

The Board of Directors recommends that you vote in favor of the Company’s executive compensation as described in this Proxy Statement by voting FOR this proposal.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee shall not be deemed to be "filed" with the SEC or to be subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended. The report shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Management is responsible for the Company's internal controls and the financial reporting process. The Company's independent registered public accounting firm, Ernst & Young LLP ("independent auditors"), are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report thereon. The Audit Committee generally meets monthly, or more often as necessary, to fulfill its responsibility to monitor and oversee these processes, as described in the Audit Committee Charter.

The Audit Committee reviewed and discussed the audited consolidated financial statements of the Company for the year ended December 31, 2017 with the Company's management, the independent auditors and the Company's internal audit department. The Audit Committee has discussed with the independent auditors the matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board (PCAOB).

The Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding independent auditors’ communications with audit committees concerning independence, and has discussed with the independent auditors their independence status.

Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC.

AUDIT COMMITTEE Paris G. Reece III, Chairman Raymond T. Baker* Herbert T. Buchwald

* As of February 16, 2018, Mr. Baker left the Audit Committee and Director Michael A. Berman joined the committee.

TRANSACTIONS WITH RELATED PERSONS

The Company leases its headquarters office space at 4350 S. Monaco Street, Denver CO 80237. Approximately 5,437 square feet in the Company's office building at 4350 S. Monaco Street is subleased by an entity affiliated with Mr. Mizel, for which it paid rent in 2017 to the Company of $150,931.

During 2017, the Company paid a firm owned by Carol Mizel, Mr. Mizel's spouse, $120,000 for consulting services in connection with corporate and consumer marketing, merchandising, design work, human resources development, product development, and such other matters as were requested by the Company's senior management. The firm, Mizel Design and Decorating Company, provided these services under an Independent Contractor Agreement with the Company, dated as of January 1, 2005. The Company also provides Ms. Mizel with office space in the Company's office building at 4350 S. Monaco Street, which has an estimated annual rental value of approximately $7,500.

Effective as of January 1, 2005, and August 2, 2007, Larry A. Mizel, Chief Executive Officer, and David D. Mandarich, President and Chief Operating Officer, each entered into lease agreements for their non-business use of Company aircraft when the aircraft is not required for Company business. The lease agreements require payment of the Incremental Expenses incurred by the Company for each non-business use, as defined in the lease agreements. The Incremental Expenses represent the maximum reimbursement permitted by the Federal Aviation Administration in Federal Aviation Regulation Part 91.501(d). The executive officers also pay the federal excise tax for the non-business use of the aircraft. Copies of the lease agreements have been filed with the SEC on Form 8-K and Form 10-Q. For their non-business use of the aircraft in 2017, Messrs. Mizel and Mandarich reimbursed the Company $235,000 and $5,500, respectively, which are amounts in excess of the Incremental Expenses to the Company.

As noted above under Election of Directors, Director Courtney L. Mizel is the daughter of the Company’s Chairman of the Board and Chief Executive Officer, Larry A. Mizel.

REVIEW OF TRANSACTIONS WITH RELATED PERSONS

Our policies require that full information be disclosed regarding transactions with related persons, without mandating how such transactions are to be addressed, so that they may be considered on their own merits. Specifically, our Corporate Code of Conduct, in addressing conflicts of interest, notes that personal interests of our employees and Directors and their family members could come into conflict, or create the appearance of a conflict, with the Company's interest. Accordingly, the Code of Conduct requires all employees (including our executive officers) and our Directors to immediately report conflicts of interest or transactions that could create the appearance of a conflict of interest. These reports are to be made immediately to a Company compliance officer (as identified in the Code of Conduct), the Company's Asset Management Committees, or, for members of the Company's Board of Directors, to the Audit Committee, for a determination as to compliance with the Code of Conduct.

In addition, the Audit Committee's charter provides for the Committee to be informed of related party transactions. In support of this and the Company's SEC reporting requirements, the following written procedure has been adopted. Specifically, the Directors and executive officers are to report to the Company's legal department all related party transactions between the Company (or any of its subsidiaries) and any of the executive officers and Directors, including any of their family members, which is reported on a monthly basis to the Audit Committee. Also, our CFO reports on a monthly basis to the Audit Committee as to the best of the CFO’s, CEO’s, and COO’s knowledge, whether or not any related party transactions have occurred.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company's executive officers and Directors and certain beneficial owners of more than ten percent of the Company's common stock are required under Section 16(a) of the Securities Exchange Act of 1934, as amended, to file initial reports of ownership and reports of changes in ownership of common stock of the Company with the SEC and furnish copies of those reports to the Company. Based solely upon a review of the copies of reports furnished to the Company and, in certain cases, written representations, the Company believes that during the year ended December 31, 2017, all such reports were filed on a timely basis.

PROPOSAL THREE	INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for the selection, oversight, retention and termination of our independent auditors. The Audit Committee has selected Ernst & Young LLP, a registered public accounting firm, as our independent auditors for 2018. The Audit Committee and the Board seek shareholder ratification of this selection. The Audit Committee may, in its discretion, direct the appointment of another independent registered public accounting firm at any time during the fiscal year.

The Board of Directors recommends a vote FOR ratification of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm.

A representative of Ernst & Young LLP is expected to be present at the Meeting and will have the opportunity to make a statement if so desired and will be available to respond to appropriate questions.

Audit Fees and All Other Fees

A summary of the fees of Ernst & Young LLP for the years ended December 31, 2017 and 2016 are set forth below:

	2017 Fees	2016 Fees
Audit Fees [1]	$1,391,731	$1,049,732
Audit-Related Fees	-	-
Tax Fees [2]	-	7,594
All Other Fees [3]	2,078	2,148
Total Fees	$1,393,809	$1,059,474

1 Consists of fees and expenses for the audit of consolidated financial statements, SAS 100 interim reviews, the audit of internal control over financial reporting and services rendered in connection with statutory and regulatory filings (includes the audit of HomeAmerican). 2017 fees also included services rendered in connection with the offering of senior notes.

2 Consists of fees and expenses for miscellaneous tax consulting services.

3 Consists of fees for access to Ernst & Young LLP online resources.

Audit Committee Pre-Approval Procedures

Under the procedures established by the Audit Committee, all audit services and all non-audit services by the Company's auditors are to be pre-approved by the Audit Committee, subject to the de minimis exception provided under Section 202 of the Sarbanes-Oxley Act of 2002. In certain cases, pre-approval is provided by the committee for up to a year as to particular categories of services, subject to a specific budget. The committee also has delegated to each of its members the authority to grant pre-approvals, such pre-approvals to be presented to the full committee at the next scheduled meeting. For 2017 and 2016, all of the fees included under the headings "Audit-Related Fees," "Tax Fees" and "All Other Fees" above were pre-approved by the Audit Committee.

OTHER MATTERS

Management and the Board of Directors of the Company know of no matters to be brought before the Meeting other than the proposals set forth above. If you grant a proxy, each of the persons named as proxy holder, Michael Touff and Joseph H. Fretz, or their nominees or substitutes, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Meeting. If for any unforeseen reason, any of our nominees are not available as a candidate for Director, the proxy holder may vote your proxy for such other candidate or candidates nominated by our Board.

SHAREHOLDER PROPOSALS

Any proposal a shareholder desires to present at the 2019 Annual Meeting of Shareholders and to have included in the Company's proxy soliciting materials pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, must be received in writing by the Secretary of the Company not later than November 6, 2018. However, if the date of the 2019 Annual Meeting changes by more than 30 days from the date of the 2018 Annual Meeting, then the deadline is a reasonable time before the Company begins to print and mail its proxy materials as the Company shall inform the shareholders.

For shareholder proposals submitted outside the Rule 14a-8 process, the Company's By-Laws provide that only business properly brought before a meeting will be conducted. For business to be properly brought before a meeting by a shareholder, the shareholder must give timely notice thereof in writing to the Secretary of the Company. To be timely, the notice must be delivered to, or mailed and received at, the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the meeting; however, in the event that less than 75 days' notice or prior public disclosure of the date of such meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which notice of the date of the meeting was mailed or such public disclosure was made. A shareholder's notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the meeting: (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) the name and record address of the shareholder proposing such business, (iii) the class and number of shares of the Company which are beneficially owned by the shareholder and (iv) any material interest of the shareholder in such business.

If notice of a proposal is not submitted in writing and received by the Company at the address appearing on the first page of this proxy statement by the dates described above, then the proposal will be deemed untimely under Rule 14a-4 of the Securities Exchange Act of 1934 and the persons appointed as the Company's proxies will have the right to exercise discretionary voting authority with respect to the proposal.

INCORPORATION BY REFERENCE

The Company hereby incorporates by reference into this Proxy Statement Note 20 (Stock-Based Compensation) to the Consolidated Financial Statements from Item 8 of its annual report on Form 10-K for the fiscal year ended December 31, 2017, filed with the Securities and Exchange Commission on February 1, 2018.

BY THE ORDER OF THE BOARD OF DIRECTORS,

Larry A. Mizel

Chairman of the Board

MDC · RICHMOND AMERICAN HOMES
Building and Financing the American Dream

M.D.C. HOLDINGS, INC.
4350 S. MONACO ST.,SUITE 500
DENVER,CO 80237

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The Board of Directors recommends you vote FOR the following nominees for Class III

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Raymond T. Baker 02 David E. Blackford 03 Courtney L. Mizel

The Board of Directors recommends you vote FOR the following proposals.

		For	Against	Abstain
2	To approve an advisory proposal regarding the compensation of the Company's named executive officers (Say on Pay).	☐	☐	☐
3	To ratify the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for the 2018 fiscal year.	☐	☐	☐

NOTE: To vote upon such other business as may properly come before the Meeting or any adjournment or postponement thereof.

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. Joint owners should each sign. If signing as attorney, executor, administrator, trustee or guardian, please include your full title and authority. Corporate proxies should provide the full name of the corporation and title of the authorized officer signing the proxy.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000359075_1 R1.0.1.17

M.D.C. HOLDINGS, INC.
ANNUAL MEETING OF SHAREHOLDERS

MONDAY, APRIL 30, 2018
8:00 A.M. MOUNTAIN TIME

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com .

M.D.C. HOLDINGS, INC.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
APRIL 30, 2018

The undersigned hereby appoints MICHAEL TOUFF and JOSEPH H. FRETZ, or either one of them, as proxies or proxy for the undersigned, each with full power of substitution and resubstitution, to attend the 2018 Annual Meeting of Shareholders and any adjournments or postponements thereof (the "Meeting") and to vote as designated on the reverse side of this card, all the shares of Common Stock of M.D.C. HOLDINGS, INC. that the undersigned is entitled to vote. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. **In their discretion, the proxy holders are hereby authorized to vote upon such other business as may properly come before the Meeting and any adjournments or postponements thereof.**

Please, specify your choice by clearly marking the appropriate box. Unless otherwise specified, this proxy will be voted "FOR" each of the Director Nominees and "FOR" Proposals 2 and 3.

Continued and to be signed and dated on the other side

0000359075_2 R1.0.1.17